                                                                     EXHIBIT 2.1

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                                  BOWTHORPE PLC

                                 BOWTHORPE B.V.

                          BOWTHORPE INTERNATIONAL INC.

                                 BOWTHORPE GMBH

                                SALE OF SHARES OF

                           REDPOINT THERMALLOY LIMITED

                                EL.BO.MEC. S.R.L.

                          THERMALLOY (MALAYSIA) SDN BHD

                         THERMALLOY LIMITED (HONG KONG)

                          THERMALLOY INVESTMENT COMPANY

                            CURAMIK ELECTRONICS GMBH

                                       TO

                        AAVID THERMAL TECHNOLOGIES, INC.

                        --------------------------------
                            STOCK PURCHASE AGREEMENT
                        --------------------------------




                           Dated as of August 23, 1999

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



                                TABLE OF CONTENTS
                                                                                               PAGE
1.       Sale and Purchase. .....................................................................1
         1.1      Sale and Purchase of the Shares................................................1
         1.2      Closing........................................................................2
         1.3      Allocation of  Purchase Price..................................................3
         1.4      Post-Closing Purchase Price Calculation........................................4
         1.5      Inventory Purchase Price Adjustment............................................5

2.       Representations and Warranties of the Sellers...........................................6
         2.1      Authorization, etc.............................................................6
         2.2      Corporate Status...............................................................7
         2.3      No Conflicts, Consents and Approvals, etc......................................7
         2.4      The Shares.....................................................................8
         2.5      Financial Statements and Other Information.....................................8
         2.6      Absence of Undisclosed Liabilities.............................................9
         2.7      Assets, Properties, etc.......................................................10
         2.8      Contracts.....................................................................12
         2.9      Employee Benefit Matters......................................................14
         2.10     Intellectual Property.........................................................19
         2.11     Governmental Authorizations; Compliance with Law..............................21
         2.12     Litigation....................................................................21
         2.13     Taxes.........................................................................21
         2.14     Absence of Changes............................................................26
         2.15     Insurance.....................................................................28
         2.16     Environmental Matters.........................................................28
         2.17     Affiliate Transactions........................................................30
         2.18     Customers.....................................................................30
         2.19     Suppliers; Raw Materials......................................................31
         2.20     Product Warranties............................................................31
         2.21     Absence of Certain Business Practices.........................................31
         2.22     Banking and Agency Arrangements...............................................31
         2.23     Brokers.......................................................................32
         2.24     Foreign Subsidiaries..........................................................32
         2.25     Disclosure....................................................................32

3.       Representations and Warranties of the Purchaser........................................32
         3.1      Authorization, etc............................................................32
         3.2      Corporate Status..............................................................33
         3.3      No Conflicts, Consents and Approvals, etc.....................................33
         3.4      Bank Financing Commitment.....................................................33
         3.5      Litigation....................................................................33
         3.6      Purchase for Investment.......................................................34




                                       -i-

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
          3.7      Brokers.......................................................................34
          3.8      Purchaser's Investment Plan...................................................34

 4.       Certain Covenants......................................................................34
          4.1      Obligations of Both the Parties...............................................34
          4.2      Obligations of the Sellers....................................................35
          4.3      Payment of Transaction-Related Taxes and Expenses.............................38
          4.4      Taxes.........................................................................38
          4.5      Publicity.....................................................................45
          4.6      Modification of Disclosure Schedules..........................................46
          4.7      Contact with Employees, Customers and Suppliers...............................46
          4.8      Credit Support Arrangements...................................................46
          4.9      Intercompany Accounts.........................................................47
          4.10     Target Assets.................................................................47
          4.11     No Solicitation...............................................................47
          4.12     Discharge of Indebtedness and Liens...........................................48
          4.13     Confidentiality...............................................................48
          4.14     Insurance.....................................................................49
          4.15     Non-Competition...............................................................49
          4.16     Remediation of Existing Environmental Conditions..............................51


 5.       Employees and Employee Benefit Plans...................................................54
          5.1      Compensation and Benefits of Target Company Employees.........................54
          5.2      Savings Plan..................................................................57
          5.3      No Third Party Beneficiaries..................................................58

 6.       Conditions Precedent...................................................................58
          6.1      General.......................................................................58
          6.2      Conditions to Obligations of Both Parties.....................................58
          6.3      Conditions to Obligations of the Sellers......................................59
          6.4      Conditions to Obligations of the Purchaser....................................59

 7.       Indemnification........................................................................60
          7.1      Survival of Representations and Warranties....................................60
          7.2      Indemnification...............................................................60

 8.       General Provisions.....................................................................64
          8.1      Modification; Waiver..........................................................64
          8.2      Entire Agreement..............................................................64
          8.3      Exclusivity of Representations and Warranties and
                   Indemnification Provision; Relationship Between the Parties...................64
          8.4      No Additional Rights or Remedies under Certain Agreements.....................65
          8.5      Termination...................................................................65
          8.6      Expenses......................................................................67




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
          8.7      Further Actions...............................................................67
          8.8      Post-Closing Access...........................................................67
          8.9      Notices.......................................................................67
          8.10     Assignment....................................................................68
          8.11     No Third Party Beneficiaries..................................................69
          8.12     Counterparts..................................................................69
          8.13     Interpretation................................................................69
          8.14     Governing Law.................................................................70
          8.15     Consent to Jurisdiction, etc..................................................70
          8.16     Waiver of Jury Trial..........................................................70




                                    SCHEDULES

SCHEDULE     DESCRIPTION

SELLERS' SCHEDULES

Schedule 2.1             Authorization, etc.
Schedule 2.2             Corporate Status
Schedule 2.3             Conflicts; Consents
Schedule 2.4             Ownership of Shares
Schedule 2.5             Financial Statements
Schedule 2.6             Absence of Undisclosed Liabilities
Schedule 2.7             Assets, Property, etc.
Schedule 2.8             Contracts
Schedule 2.9             Employee Benefit Matters
Schedule 2.10            Intellectual Property
Schedule 2.11            Governmental Permits
Schedule 2.12            Litigation
Schedule 2.13            Tax Matters
Schedule 2.14            Absence of Certain Changes
Schedule 2.15            Insurance Policies
Schedule 2.16            Environmental Matters
Schedule 2.17            Affiliate Transactions
Schedule 2.18            Customers
Schedule 2.19            Suppliers
Schedule 2.20            Product Warranties
Schedule 2.21            Absence of Certain Business Practices
Schedule 2.22            Banking and Agency Arrangements
Schedule 4.8             Credit Support Arrangements
Schedule 4.10            Target Assets

PURCHASER'S SCHEDULES

Schedule 3.3             Conflicts; Consents
Schedule 5.1             Target Company Group Benefit Plans Not Assumed by the
                         Purchaser

SELLERS' AND PURCHASER'S SCHEDULES

Schedule 1.3             Preliminary Allocation of Purchase Price
Schedule 4.2.1           Liabilities Schedule
Schedule 4.3             Payment of Transaction Related Taxes and Expenses
Schedule 6.2.1           Required Third-Party Consents




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



                                    EXHIBITS


Exhibit 1.2    Form of Local Purchase Agreement
Exhibit 2.9    Foreign Benefit Plan Representations
Exhibit 2.24   Foreign Subsidiary Representations
Exhibit 4.5    Press Release
Exhibit 4.10   Target Asset Purchase Agreement
Exhibit 5.1    UK Pension Transfer Provisions

                                  DEFINED TERMS

                                                   SECTION

Aavid Group                                        4.15(b)
Accountant Inventory Statement                     1.5(d)
Accountant Statement                               1.4(c)
Active Employees                                   5.1(a)
Active Savings Participants                        5.2(b)
Affiliate                                          2.17
Affiliated Group                                   2.13(a)
Ancillary Agreements                               2.1
Assumed Liabilities Adjustment                     1.1
Attached Tax Information                           4.4.3(c)(i)
Benefit Plan                                       2.9
Bowthorpe B.V.                                     Preamble
Bowthorpe GmbH                                     Preamble
Bowthorpe International                            Preamble
Bowthorpe plc                                      Preamble
Business                                           2.5
Business day                                       7.2.3(a)
capital stock                                      Preamble
CIBC                                               3.4
Closing                                            1.2
Closing Date                                       1.2
Closing Date Inventory Statement                   1.5(c)
Closing Date Statement                             1.4(b)
Code                                               2.9
Combined Income Tax Returns                        4.4.2(c)
Combined Income Taxes                              4.4.2(c)
Company Contracts                                  2.8
Company Permits                                    2.11
Company Y2K Plan                                   2.10(b)
Computer Systems                                   2.10(b)
Confidentiality Agreement                          4.2.2
Contracts                                          2.8
Credit Support Arrangements                        4.8
Curamik                                            Preamble
Damages                                            7.2.1
Department                                         2.9
ElBoMec                                            Preamble
Employee                                           2.9
Employment Agreement                               2.9
Environmental Conditions                           4.16(a)
Environmental Law                                  2.16(a)

                                                   SECTION


ERISA                                              2.9
ERISA Affiliate                                    2.9
Estimated Assumed Liabilities Adjustment           1.2
Exclusivity Period                                 4.11(a)
Financial Statements                               2.5(a)
French Employees                                   2.9.3
GAAP                                               2.5(a)
German Employees                                   2.9.3
Hazardous Substance                                2.16(a)
HSR Act                                            2.3(b)
Indemnitee                                         7.2.3
Indemnitor                                         7.2.3
Intellectual Property                              2.10(a)
Inventory Adjustment                               1.5(b)
Inventory Difference                               1.5(b)
Inventory Revaluation                              1.5(b)
IRS                                                2.9
Leased Real Property                               2.7(a)
Leases                                             2.7(c)
Liabilities Schedule                               4.2.1
Liens                                              2.3(a)
Local Purchase Agreements                          1.2(a)
Malaysian Purchase Price                           1.2
Malaysian Shares                                   1.2
Material Adverse Effect                            2.2
Multi-Employer Plan                                2.9
New Inventory Value                                1.5(a)
New 1998 Inventory Value                           1.5(a)
1998 Inventory Adjustment                          1.5(b)
1999 Combined Income Taxes                         4.4.1(b)
1999 Pro Forma Return                              4.4.1(b)
1999 Tax                                           4.4.1(b)
Non-Company Affiliate                              4.4.1
Order                                              4.1.2(b)
Organizational Documents                           2.1
PBGC                                               2.9
Pension Plan                                       2.9
pension scheme                                     2.9.3
Permitted Liens                                    2.7(a)
Person                                             8.13
Pre 1999 Period                                    4.4.2(c)
Profit Adjustment`                                 1.5(b)
Property                                           4.16(b)
Purchase Price                                     1.1

                                                   SECTION

Purchaser                                          Preamble
Purchaser Statement                                1.4(b)
Purchaser Statement of Objection                   1.5(c)
Purchaser's Investment Plan                        5.2(a)
Redpoint                                           Preamble
Restricted Activities                              4.15(a)
Restricted Period                                  4.15(a)
Restrictive Covenants                              4.15(d)
Returns                                            2.13(dd)
Reviewing Accountants                              1.4(c)
Section 338 Taxes                                  4.4.2(c)
Seller Group Employee                              2.9(a)
Seller Indemnified Group                           7.2.2
Seller Savings Plan                                5.1.2(a)
Seller Statement                                   1.5(c)
Sellers                                            Preamble
Sellers Representative                             1.2(b)
Shadow ACT Regulation                              2.13(w)
Shares                                             Preamble
Stand-alone Taxes                                  4.4.2(c)
Statement of Objection                             1.4(b)
Straddle Period Return                             4.4.3(b)
Subsidiary Purchaser                               1.1
Tangible Assets                                    2.7(a)
Target Asset Purchase Agreement                    4.10
Target Assets                                      4.10
Target Companies                                   Preamble
Target Company Group                               2.1
Target Company Group Benefit Plan                  2.9
Tax Dispute Accountants                            4.4.7
Tax Dispute Resolution Mechanism                   4.4.7
Taxes                                              2.13(dd)
Thermal Management Business                        4.15(a)
Thermalloy Hong Kong                               Preamble
Thermalloy Investment                              Preamble
Thermalloy Malaysia                                Preamble
Transfer Date                                      5.1.2(b)
Treasury Regulations                               2.13(l)
TNRCC                                              4.16(a)
VCP                                                4.16(a)
VOCs                                               4.16(a)
Welfare Plan                                       2.9
Y2K Compliant                                      2.10(b)

          STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of August 23, 1999, among Bowthorpe plc, a company formed under the laws of England and Wales ("BOWTHORPE PLC"), Bowthorpe B.V., a Netherlands corporation ("BOWTHORPE B.V."), Bowthorpe International Inc., a Delaware corporation ("BOWTHORPE INTERNATIONAL"), Bowthorpe GmbH, a German corporation ("BOWTHORPE GMBH"; together with Bowthorpe plc, Bowthorpe B.V. and Bowthorpe International, the "SELLERS"), and Aavid Thermal Technologies, Inc., a Delaware corporation (the "PURCHASER").

          WHEREAS, Bowthorpe plc beneficially owns and controls all of the outstanding shares of Redpoint Thermalloy Limited, a company formed under the laws of England and Wales ("REDPOINT"); Bowthorpe B.V. beneficially owns and controls all of the outstanding share quota of El.Bo.Mec. S.r.l., an Italian corporation ("ELBOMEC"), and all of the outstanding ordinary shares of Thermalloy (Malaysia) Sdn Bhd, a Malaysian corporation ("THERMALLOY MALAYSIA"); Bowthorpe International beneficially owns and controls all of the outstanding ordinary shares of Thermalloy Limited (Hong Kong), a Hong Kong corporation ("THERMALLOY HONG KONG"), and all of the outstanding capital stock of Thermalloy Investment Company, a Texas corporation ("THERMALLOY INVESTMENT"); Bowthorpe GmbH owns 65.2% of the outstanding company shares of Curamik Electronics GmbH, a German corporation ("CURAMIK"); (together with Redpoint, ElBoMec, Thermalloy Malaysia, Thermalloy Hong Kong and Thermalloy Investment, the "TARGET COMPANIES");

          WHEREAS, each Seller desires to sell all of the shares, share capital, ordinary shares, quota, company shares or capital stock, as the case may be, of each of the Target Companies owned by it (collectively the "SHARES") to the Purchaser and the Purchaser desires to purchase the Shares. For purposes of this Agreement, shares, share capital, ordinary shares, company shares, capital stock or any other equity interest of any Target Company shall hereinafter be referred to generally as "CAPITAL STOCK".

          NOW, THEREFORE, the parties hereto agree as follows:

          1. SALE AND PURCHASE.

          1.1 SALE AND PURCHASE OF THE SHARES. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2), each Seller will sell the Shares owned by it, and the Purchaser will purchase (either directly or by a designated subsidiary to which Purchaser's rights hereunder are assigned in accordance with Section 8.10 hereof (a "SUBSIDIARY PURCHASER")) the Shares, for an aggregate purchase price (the "PURCHASE PRICE") equal to $79,500,000 less the sum of (A) any liabilities set forth on the Liabilities Schedule (as defined in Section 4.2.1 below) which remain outstanding on the Closing Date as permitted by this Agreement, after giving effect to payments pursuant to Section 4.12, (B) the amount, if any, by which (pound)1,313,000 exceeds the amount of the Target Company Group overdraft facilities paid by the Sellers pursuant to Section 4.12 (the amount set forth in clauses (A) and (B) being referred to as the "ASSUMED LIABILITIES ADJUSTMENT"), (C) the Inventory Adjustment (as defined below) and (D) the Profit Adjustment (as defined below), payable as set forth below in Section 1.2. That portion of the Shares comprising Redpoint capital stock shall be sold with full title guarantee free from all Liens (as defined below), charges and encumbrances, except Liens arising by or through the Purchaser or any of its Affiliates.

          1.2 CLOSING. The closing of the sale and the purchase of the Shares (the "CLOSING") will take place at the offices of Fulbright & Jaworski L.L.P., New York, New York 10103, at 10:00 A.M., local time, no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Section 6 hereof (other than the delivery of the officers' certificates referred to therein and other than any conditions which are waived in accordance with said Section) or such other time, place or date as the Sellers and Purchaser may mutually agree. Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this Section 1.2 shall not, except as permitted by Section 8.5 hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder. The date on which the Closing shall occur is hereinafter referred to as the "CLOSING DATE". At the Closing:

          (a) each Seller will deliver to the Purchaser (i) a stock certificate or stock certificates representing the Shares owned by it, endorsed or accompanied by stock powers or transfer forms in favor of the Purchaser or duly executed in blank, or an indemnity agreement in form reasonably satisfactory to Purchaser, indemnifying Purchaser against loss resulting from lost certificates, and accompanied by all requisite stock transfer stamps or (ii) in the case of a Target Company organized outside the United States, such other evidence of ownership or instruments of transfer as are customary, if any, in the jurisdiction of organization of such Target Company and sufficient to convey ownership of the shares of capital stock of such Target Company to the Purchaser or to the Purchaser's designated subsidiaries, and in the case of ElBoMec, Thermalloy Hong Kong and Curamik pursuant to stock purchase agreements, in substantially the form attached hereto as EXHIBIT 1.2, to be entered into as of the Closing Date hereof between the relevant Seller and the Purchaser or such designated subsidiaries of the Purchaser (the "LOCAL PURCHASE AGREEMENTS");

          (b) in relation to Redpoint, the Sellers will deliver, or cause to be delivered, in addition to those documents referred to in Section 1.2(a), a copy of any power of attorney under which this Agreement, or any of the transfers or other documents referred to or required by this Section 1.2, is executed and evidence to the Purchaser's reasonable satisfaction of the authority of any person signing on behalf of any corporate entity, (ii) duly executed transfers in favor of the Purchaser or as it directs in respect of the shares in Redpoint's subsidiary, Redpoint Limited, which are not registered in the name of Redpoint together with the share certificates for the shares in question and (iii) powers of attorney in a form agreed between the parties duly executed by the registered holders of shares in Redpoint for the purpose of securing the interest of the Purchaser in the Shares in Redpoint pending their registration into the names of the Purchaser and/or its nominee(s);

          (c) in relation to Thermalloy Malaysia, the Sellers will deliver, or cause to be delivered, in addition to those documents referred to in
     Section 1.2(a), a copy of any power
          of attorney or other authority under which the transfer of the Shares in Thermalloy Malaysia is executed and evidence to the Purchaser's reasonable satisfaction of the authority of any person signing on behalf of Bowthorpe B.V.; and

                  (d) the Purchaser will deliver, or cause to be delivered, an amount equal to $79,500,000 less the sum of (I) the Estimated Assumed Liabilities Adjustment (as defined below), (II) the Inventory Adjustment, as finally determined pursuant to Section 1.5 below, and
         (III) the Profit Adjustment, as finally determined pursuant to Section
         1.5 below, to Bowthorpe plc, as representative of the Sellers (the "SELLERS REPRESENTATIVE"), by wire transfer of immediately available funds to a previously designated account of the Sellers Representative on behalf of the Sellers.

At least five (5) business days prior to the Closing Date, the Sellers shall prepare and deliver to Purchaser a good faith estimate of the Assumed Liabilities Adjustment as of the Closing Date (the "ESTIMATED ASSUMED LIABILITIES ADJUSTMENT"), prepared in U.S. Dollars in accordance with United Kingdom generally accepted accounting principles, and accompanied by a certificate signed by the chief financial officer of Bowthorpe plc to that effect.

         In the event that all the conditions to the Closing set forth in
Section 6, other than receipt of the Malaysian governmental approvals referred to below and the resignation of officers and directors of Thermalloy Malaysia as required by Section 6.4.3, are satisfied, but the Controller of Foreign Exchange of Malaysia has not yet approved the payment of that portion of the Purchase Price allocated to the Malaysian Shares, as set forth on Schedule 1.3 (the "MALAYSIAN PURCHASE PRICE"), or the Ministry of International Trade and Industry of Malaysia has not yet approved the transfer of the shares of Thermalloy Malaysia (the "MALAYSIAN SHARES") to the Purchaser, then receipt of such approvals and the satisfaction of such other conditions relating solely to Thermalloy Malaysia, including without limitation the resignation of officers and directors of Thermalloy Malaysia as required by Section 6.4.3, shall not constitute conditions to the closing of the purchase and sale of the Shares other than the Malaysian Shares, and at the Closing the Malaysian Shares shall be placed in escrow by Bowthorpe B.V. and the Malaysian Purchase Price shall be placed in escrow by Purchaser pursuant to a mutually agreed escrow agreement, pending receipt of all such approvals. Upon receipt of all such approvals, the Malaysian Shares shall be delivered to Purchaser (or its designee) and the Malaysian Purchase Price shall be delivered to Bowthorpe B.V. Bowthorpe B.V. hereby covenants and agrees to operate Thermalloy Malaysia in accordance with all the terms of this Agreement, including without limitation those set forth in
Section 4, until the closing of the purchase and sale of the Malaysian Shares is consummated. From and after the Closing, the Purchaser shall cause each other member of the Target Company Group to deal with Thermalloy Malaysia, and Bowthorpe B.V. shall cause Thermalloy Malaysia to deal with the other members of the Target Company Group, in the ordinary course of business and consistent with past practice until the Malaysian Purchase Price is delivered to the Sellers. If such approvals have not been received by the six-month anniversary of the Closing Date, this Agreement shall terminate with respect to the Malaysian Shares.



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



          1.3 ALLOCATION OF PURCHASE PRICE. Schedule 1.3 sets forth the allocation of the Purchase Price to the Shares of each Target Company and the Target Assets (as defined in Section 4.10 below). The parties shall prior to Closing cooperate in good faith to finalize Schedule 1.3. In the event that the Purchase Price is adjusted pursuant to Sections 1.4 or 1.5, such adjustment shall be allocated to the purchase price for the Shares of the Target Company to which such adjustment relates. The parties shall (and shall cause their respective Affiliates (as defined in Section 2.17) to) report the transaction contemplated by this Agreement in their respective Returns (as defined in Section 2.13 below) in a manner consistent with such allocation unless otherwise required by law.

          1.4 POST-CLOSING PURCHASE PRICE CALCULATION. (a) If the Assumed Liabilities Adjustment as of the Closing Date is greater than the Estimated Assumed Liabilities Adjustment, then the Sellers shall pay the difference to Purchaser. If the Assumed Liabilities Adjustment on the Closing Date is less than the Estimated Assumed Liabilities Adjustment, then Purchaser shall pay the difference to the Sellers. Any such payment shall be made in immediately available funds within five business days after the date the Assumed Liabilities Adjustment is finally determined pursuant to this Section 1.4, and shall be accompanied by interest on such amount from the Closing Date to the date of payment at a floating rate equal to the publicly announced base rate of Canadian Imperial Bank of Commerce.

     (b) As promptly as practicable, but in no event more than sixty (60) days, following the Closing Date, Purchaser shall prepare or cause to be prepared and shall deliver to the Sellers Representative a reasonably detailed statement setting forth the Assumed Liabilities Adjustment, which statement shall include a calculation of (I) the liabilities on the Liabilities Schedule that remain outstanding as of the Closing Date after giving effect to the payments pursuant to Section 4.12 and (II) the amount by which (pound)1,313,000 exceeds the amount of the Target Company Group overdraft facilities paid by Sellers on the day prior to the Closing Date (the "PURCHASER STATEMENT"). Unless within thirty (30) days after its receipt of the Purchaser Statement the Sellers Representative shall deliver to Purchaser a reasonably detailed statement describing its objections to the Purchaser Statement (a "STATEMENT OF OBJECTION"), the Assumed Liabilities Adjustment determined in accordance with this clause (b) shall be final and binding on the parties hereto and the Purchaser Statement shall be the final statement hereunder (the "CLOSING DATE STATEMENT").

     (c) If the Sellers Representative shall deliver to Purchaser a timely Statement of Objection, Purchaser and the Sellers Representative and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the parties and Purchaser and the Sellers shall set forth the Assumed Liabilities Adjustment on a mutually acceptable statement and such statement shall be the Closing Date Statement. If a final resolution is not reached within fifteen (15) days after the Sellers Representative has submitted its Statement of Objection, any remaining disputes shall be resolved by a third firm of independent accountants (the "REVIEWING ACCOUNTANTS") selected jointly by the parties' independent accounting firms. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days, and set forth their resolution in a statement setting forth the Assumed Liabilities Adjustment (the "ACCOUNTANT

STATEMENT"). In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Statement shall be the Closing Date Statement.

     (d) The Sellers and Purchaser each shall pay one-half of the fees and expenses of the Reviewing Accountants. The Sellers and the Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 1.4, including Purchaser's preparation of and Sellers' review of the Closing Date Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.

     (e) The Closing Date Statement shall be prepared in U.S. Dollars in accordance with United Kingdom Generally Accepted Accounting Principles applied in a manner consistent with the preparation of the Financial Statements (as defined in Section 2.5 below).

          1.5 INVENTORY PURCHASE PRICE ADJUSTMENT. (a) Prior to the Closing Date, the Sellers shall determine the value of the inventory of Thermalloy Inc. at December 31, 1998 (the "NEW 1998 INVENTORY VALUE") and at July 31, 1999 (the "NEW INVENTORY VALUE") using the new standard costing system but otherwise in all respects consistent with the historical valuation of such inventory.

     (b) For purposes of this Section 1.5, the following terms shall have the following meanings:

          "INVENTORY ADJUSTMENT" is the amount, if any, by which $9,079,000 exceeds the New Inventory Value. Sellers estimate that the Inventory Adjustment is approximately $836,000.

          "INVENTORY DIFFERENCE" is the amount, if any, by which the Inventory Adjustment exceeds the 1998 Inventory Adjustment.

          "INVENTORY REVALUATION AMOUNT" shall be an amount equal to the quotient determined by dividing (I) the product determined by multiplying (1) 12 by (2) the amount, if any, by which the Inventory Difference exceeds $200,000 by
(II) 7.

          "1998 INVENTORY ADJUSTMENT" is the amount, if any, by which $8,099,000 exceeds the New 1998 Inventory Value.

          "PROFIT ADJUSTMENT" shall be an amount equal to the product determined by multiplying (I) 3.0 by (II) the Inventory Revaluation Amount.

     (c) As promptly as practicable, but in no event more than five (5) days following the date of this Agreement, the Sellers Representative shall deliver to the Purchaser a reasonably detailed statement setting forth the New Inventory Value, the Inventory Adjustment, the Inventory Difference, the New 1998 Inventory Adjustment, the Profit Adjustment, the Inventory Revaluation Amount and the 1998 Inventory Adjustment (the "SELLER STATEMENT"). Unless within fifteen (15) days after its receipt of the Seller Statement the Purchaser shall deliver to the Sellers Representative a reasonably detailed statement describing its objections to the Seller Statement (a "PURCHASER STATEMENT OF OBJECTION"), the Inventory Adjustment and the Profit Adjustment determined in accordance with this clause (c) shall be final and binding on the parties hereto and the Seller Statement shall be the final statement hereunder (the "CLOSING DATE INVENTORY STATEMENT").

     (d) If the Purchaser shall deliver to the Sellers Representative a timely Purchaser Statement of Objection, Purchaser and the Sellers Representative and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the parties and Purchaser and the Sellers shall set forth the Inventory Adjustment and the Profit Adjustment on a mutually acceptable statement and such statement shall be the Closing Date Inventory Statement. If a final resolution is not reached within five (5) days after the Purchaser has submitted its Purchaser Statement of Objection, any remaining disputes shall be resolved by the Reviewing Accountants. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than fifteen (15) days, and set forth their resolution in a statement setting forth the Inventory Adjustment and the Profit Adjustment (the "ACCOUNTANT INVENTORY STATEMENT"). In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Inventory Statement shall be the Closing Date Inventory Statement.

     (e) The Sellers and Purchaser each shall pay one-half of the fees and expenses of the Reviewing Accountants. The Sellers and the Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 1.5, including the Sellers preparation of and Purchaser's review of the Closing Date Inventory Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.

     (f) The Closing Date Inventory Statement shall be prepared in U.S. Dollars in accordance with United Kingdom Generally Accepted Accounting Principles applied in a manner consistent with the preparation of the Financial Statements (as defined in Section 2.5 below).

          2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS Except as set forth in the Disclosure Schedules attached hereto, the Sellers, jointly and severally, represent and warrant to the Purchaser as of the date hereof as follows:

          2.1 AUTHORIZATION, ETC. Each of the Sellers has the corporate power and authority to execute and deliver this Agreement, along with the Local Purchase Agreements and the Target Asset Purchase Agreement (as defined in
Section 4.10, together with the Local Purchase Agreements and any instruments of transfer and similar instruments contemplated herein required to be executed and delivered by it pursuant to this Agreement in order to consummate the transactions contemplated hereby, the "ANCILLARY AGREEMENTS"), to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the

Sellers party hereto and thereto, which constitutes all necessary corporate action on the part of the Sellers for such authorization. This Agreement has been, and each of the Ancillary Agreements when executed and delivered will be, duly executed and delivered by the Sellers party hereto and thereto, and constitute the valid and binding obligations of the Sellers, enforceable against each of them in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles. The Purchaser has previously been furnished with complete and correct copies of the certificate or articles of incorporation or association, memorandum of association, by-laws and other organizational documents (the "ORGANIZATIONAL DOCUMENTS") of each Target Company and its respective subsidiaries (collectively, the "TARGET COMPANY GROUP"). Such Organizational Documents are in full force and effect, and neither the Sellers nor any member of the Target Company Group are in violation of any of the provisions of their respective Organizational Documents. The stock certificate books, the stock record books and/or other statutory books of each member of the Target Company Group are correct and complete in all material respects, and all actions required to be approved by the directors and/or stockholders of each member of the Target Company Group under applicable law have been so approved, except where the failure to obtain such approval will not (I) adversely affect the ability of Purchaser to conduct the Business in all material respects as currently conducted or (II) result in a liability to such Target Company Group member.

          2.2 CORPORATE STATUS. Each of the Sellers and each member of the Target Company Group is a company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization, as set forth in Schedule 2.2. Each of the Sellers has all requisite corporate power and authority to own the Shares owned by it. Each member of the Target Company Group has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each member of the Target Company Group is duly qualified to do business in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not reasonably be expected to have a material adverse effect on the business, operations, prospects (excluding the prospects of (I) the Target Company Group's industry in general or (II) the economy in general), condition (financial or otherwise) or assets ("MATERIAL ADVERSE EFFECT") of the Target Company Group taken as a whole or adversely affect the ability of the Target Company Group to conduct the Business (as defined in Section 2.5 below) after the Closing in all material respects as currently conducted, all of which jurisdictions are set forth on Schedule 2.2.

          2.3 NO CONFLICTS, CONSENTS AND APPROVALS, ETC. (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers party hereto and thereto and the consummation of the transactions contemplated hereby and thereby by the Sellers will not result in (i) any conflict with the Organizational Documents of the Sellers or of any member of the Target Company Group, (ii) subject to obtaining the consents referred to in
Section 2.3(b), any breach or violation of or default under, or loss of benefit pursuant to the terms of, or the acceleration of the performance pursuant to the terms of, any law, rule, statute, regulation, judgment, order or decree applicable to any Seller or any member of the Target Company Group, or license, permit or other governmental authorization held by any Seller or any member of the Target Company Group or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which any Seller or any member of the Target Company Group is a party or by which any of its properties or assets are bound, (iii) the creation or imposition of any liens, security interests, mortgages, pledges, rights of third parties, adverse claims, charges or other encumbrances or matters affecting title ("LIENS") other than Liens created by the Purchaser, or
(iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any Company Permit (as defined in Section 2.11).

     (b) Except as set forth in Schedule 2.3 and for filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), no consent, approval or authorization of, notice to or filing with any governmental authority or third party is required on the part of any Seller or any member of the Target Company Group in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for consents of third parties under agreements the failure of which to obtain will not adversely affect the ability of the Target Company Group to conduct the Business after the Closing in all material respects as currently conducted.

          2.4 THE SHARES. Schedule 2.4 contains a complete and correct description of the shares of capital stock, including the number of authorized shares and the number of issued and outstanding shares, of each member of the Target Company Group. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable, and are owned beneficially and of record by the Sellers or members of the Target Company Group set forth on Schedule 2.4, free and clear of any Liens. None of such outstanding securities has been issued in violation of any pre-emptive rights, rights of first refusal or similar rights. There are no outstanding options, warrants, conversion, exchange or other rights, agreements or understandings of any kind (other than this Agreement and the Local Purchase Agreements) for the purchase or acquisition from, or the sale or issuance by, the Sellers or any member of the Target Company Group of any shares of capital stock, and no authorization therefor has been given. There are no outstanding obligations, contingent or other, of any Seller or any member of the Target Company Group to purchase, redeem or otherwise acquire any shares of Curamik's capital stock. There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of Curamik. Upon payment for the Shares at the Closing as contemplated by this Agreement and the Local Purchase Agreements, the Purchaser will acquire from the Sellers good title to the Shares, free and clear of all Liens, except Liens arising by or through the Purchaser or any of its Affiliates. The Target Company Group has no direct or indirect equity, membership, partnership or similar interests or investments in any Person (as defined in Section 8.13 below) other than a member of the Target Company Group. The Sellers have no direct or indirect equity, membership, partnership or similar interests or investments in any Person involved in the Business other than the members of the Target Company Group.

          2.5 FINANCIAL STATEMENTS AND OTHER INFORMATION. (a) The Sellers have delivered to the Purchaser complete and correct copies of unaudited balance sheets and related statements of income and cash flows of the Target Company Group on a combined basis for the 1996, 1997 and 1998 fiscal years and the six-month period ended July 4, 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been derived from the books and records of the members of the Target Company Group. The Financial Statements are complete and correct in all material respects and present fairly in all material respects and on a consistent basis the financial condition and results of operations and cash flows of the Target Company Group on a combined basis as of the dates or for the periods indicated. The audited Financial Statements delivered pursuant to Section 6.4.6 hereof will be prepared in accordance with the requirements of the Companies Act 1985 and will not, except as set forth on the face of such statements, be affected by any extraordinary item (as that term is used in the Companies Act 1985). The Financial Statements were prepared in accordance with United Kingdom Generally Accepted Accounting Principles ("GAAP"), except that the unaudited Financial Statements do not contain all footnotes required by GAAP. The Sellers have conducted their thermal management business (the "BUSINESS") solely through the Target Company Group during the period covered by the Financial Statements and during such period the Target Company Group conducted no business other than the Business. The July 4, 1999 balance sheet included in the Financial Statements does not include any material assets not intended to constitute a part of the Business after giving effect to the transactions contemplated hereby (other than assets being transferred to Non-Company Affiliates in accordance with Section 2.5(d) or Section 4.2.1), it being understood that subsequent to July 4, 1999 inventory will be sold, cash used, accounts receivable collected and properties or assets replaced or disposed of, in each case in the ordinary course of business and consistent with past practice. The statements of income and cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business after giving effect to all such transactions and reflect all costs that historically have been incurred by the Business.

     (b) The accounts receivable of the Target Company Group, net of applicable allowances in accordance with GAAP consistently applied, as set forth on the latest balance sheet included in the Financial Statements or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible at the full recorded amount thereof over the period of usual trade terms (by use of such company's normal collection methods without resort to litigation or reference to a collection agency). Each member of the Target Company Group has fully performed all obligations with respect thereto which it was obligated to perform to the date hereof. The Sellers have delivered to Purchaser an aging schedule for the accounts receivable as of July 4, 1999.

     (c) The inventory of the Target Company Group is of good, usable and merchantable quality, in all material respects and does not include obsolete or discontinued items. (I) All inventory that is finished goods is saleable as current inventory at the current prices thereof in the ordinary course of business, (II) all inventory is recorded on the books and records of the Target Company Group at the lower of cost or market value determined in accordance with GAAP and (III) no write-down in inventory has been or should have been made pursuant to GAAP since January 1, 1997.

     (d) Since July 4, 1999, no member of the Target Company Group has paid any dividend to, or made any distribution or other payment to, or made any payment on behalf of, or in respect of any liability or other obligation of, any Seller or any Affiliate of any Seller (other than other members of the Target Company Group), except for any payments of the type permitted to be made after the date hereof pursuant to Section 4.2.1.

          2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities reflected or reserved against in the Financial Statements or reflected in the Disclosure Schedules, no member of the Target Company Group has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than liabilities or obligations incurred since July 4, 1999 in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit). All vacation time, vacation pay or severance pay to which any Employee (as defined in Section
2.9 below) is now or will, as a result of any event occurring prior to the Closing Date, including without limitation by the passage of time, hereinafter become entitled to receive has been properly accrued, in accordance with United Kingdom generally accepted accounting principles consistently applied, in the latest balance sheet included in the Financial Statements and, for accruals since such date, in the books and records of the Target Company Group.

          2.7 ASSETS, PROPERTIES, ETC. (a) The Target Company Group does not own any real property. Schedule 2.7 lists all items of real property leased by the Target Company Group (the "LEASED REAL PROPERTY"). The Target Company Group has
(I) valid leasehold interests in and, in the case of Leased Real Property located in the United Kingdom, good and marketable title to, the Leased Real Property listed on Schedule 2.7 and (II) legal and beneficial ownership of all of their respective tangible personal property and assets included in the balance sheet dated as of July 4, 1999 and all such personal property and assets acquired since such date (except, in each such case, for (A) properties and assets disposed of since July 4, 1999 in the ordinary course of business and (B) title retention arrangements entered into or arising in the ordinary course of business) (collectively, "TANGIBLE ASSETS"), in each case, free and clear of all Liens, except as set forth on Schedule 2.7 (which Liens, to the extent they secure obligations required to be paid or discharged pursuant to Section 4.12 hereof, will be removed on or before the Closing Date (by way of delivery to Purchaser at the Closing of UCC-3 Termination Statements or other documentation necessary to remove the Lien upon filing, duly executed by debtor and creditor and ready for filing in the appropriate jurisdiction) and except for (I) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings (for which adequate reserves have been made in the Financial Statements), (II) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings (for which adequate reserves have been made in the Financial Statements), (III) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property which in the aggregate do not materially and adversely affect the value of such real property or materially impair its current use by the Target Company Group, and
(IV) statutory Liens in favor of lessors arising in connection with any property leased to the Target Company Group (collectively, the "PERMITTED LIENS"). Except for the Target Assets, the Target Company Group owns or has the right to use (pursuant to valid lease or license arrangements where necessary) all of the rights, properties and assets used in the conduct of their business as currently conducted, which rights, properties and assets constitute all the rights, properties and assets relating to or used or held for use in connection with, or otherwise material to, the Business during the past 12 months (except inventory sold, cash used, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets and properties and assets no longer necessary for the conduct of the Business as currently conducted, in each case in the ordinary course of business).

     (b) To the knowledge of Sellers, there exist no pending condemnation proceedings, lawsuits or administrative actions of or relating to the Leased Real Property (or any part thereof) or other matters affecting materially and adversely the current use or occupancy thereof.

     (c) Each lease pursuant to which any member of the Target Company Group leases any Leased Real Property is listed on Schedule 2.7 (the "LEASES") and is in full force and effect and, to the knowledge of the Sellers, is enforceable against the landlord which is party thereto in accordance with its terms. There exists no default or event of default (or any event which with notice or lapse of time or both would become a default) on the part of any member of the Target Company Group under any Leases which, individually or in the aggregate, would reasonably be expected to adversely affect the ability of the Target Company Group to conduct the Business after the Closing in all material respects as currently conducted. None of the Sellers or any member of the Target Company Group has received any notice of any default under any Lease nor any other termination notice with respect thereto. There are no pending material disputes with any landlord under the Leases. With respect to each parcel of Leased Real
Property:

          (i) all leased facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with such approvals and applicable laws, rules and regulations;

          (ii) all leased facilities are supplied with utilities and other services necessary for the operation of said facilities; and

          (iii) neither Sellers nor any member of the Target Company Group has assigned, transferred, conveyed, leased or otherwise transferred any of its interest in the Leased Real Property.

Each member of the Target Company Group enjoys peaceful and undisturbed possession under its respective Lease. The Sellers have delivered to the Purchaser complete and correct copies of all Leases including all amendments thereto.

     (d) The Tangible Assets used by the Target Company Group or included in the Target Assets are in good operating condition and repair, normal wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and conform in all material respects to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use and operation. None of the Target Company Group's Tangible Assets or the Target Assets are in need of maintenance or repairs other than ordinary routine maintenance and repairs which are not material, individually or in the aggregate, in nature or cost. The walls, roof and subterranean portions, if any, of the improvements on each parcel of the Leased Real Property presently are, and as of the Closing will be, sound and watertight and presently there is, and as of the Closing will be, no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions which would impair the continued beneficial use of any parcel of the Leased Real Property or the Tangible Assets.

     (e) Each U.K. member of the Target Company Group has no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold (with title in perpetuity), leasehold, licensed or occupied under an informal or undocumented arrangement in any part of the world (other than the Leased Real Property), including without limitation any liability or obligation to:

          (i) perform covenants (restrictive or positive) or agreements affecting or relating to land;

          (ii) pay rents, service charges, insurance premiums or other monies or observe or perform covenants, obligations or conditions contained in any agreement for lease, lease, license, deed, agreement or other document ancillary or supplemental to a lease whether or not expressed to be so;

          (iii) pay principal, interest or other monies or observe or perform covenants or agreements contained in any mortgage, charge or other document creating a security interest affecting any property to which this Section 2.7(e) applies;

          (iv) make payments under or otherwise observe or perform any guarantee or surety (whether as primary or secondary obligor) or indemnity or otherwise assume any liabilities of any third party by accepting a leasehold or in any other manner;

          (v) make payments under or otherwise observe or perform any agreement for sale, option or right of pre-emption; or

          (vi) make payments under or otherwise observe or perform any building contract, collateral warranty, duty of care agreement or professional appointment.

          2.8 CONTRACTS. Schedule 2.8 lists all contracts, agreements, commitments, understandings or arrangements (whether written or oral) (collectively "CONTRACTS") of the following types to which any member of the Target Company Group is a party or by which any member of the Target Company Group or any of the respective properties of such members is bound (other than Leases, labor or employment-related agreements and Intellectual Property licenses, which are listed in Schedules 2.7, 2.9 and 2.10, respectively):

          (i) all Contracts with customers and suppliers disclosed on Schedules
     2.18 and 2.19, respectively, and all material Contracts with any other customers or suppliers, other than in each case Contracts or purchase orders with respect to the sale by any member of the Target Company Group of its products or the purchase by any member of the Target Company Group of materials or supplies that are entered into in the ordinary course of business;

          (ii) all material Contracts with distributors of or for the marketing of the products of the Target Company Group, other than Contracts with distributors that are only in the form of customary purchase orders;

          (iii) all mortgages, indentures, debentures, security agreements, notes, loan agreements or guarantees of the obligations of third parties and other Contracts and instruments relating to the borrowing of money or the obtaining or extension of credit binding upon any member of the Target Company Group or with respect to which any assets of the Target Company Group or the Target Assets are subject;

          (iv) all Contracts (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

          (v) Contracts prohibiting or materially limiting the ability of any member of the Target Company Group to engage in any business or compete with any Person;

          (vi) Contracts relating to acquisitions or divestitures of any assets or properties (other than in the ordinary course of business), of any business, or of any capital stock of or other equity interest in any Person by any member of the Target Company Group involving continuing indemnity or other obligations, in any case in excess of $50,000;

          (vii) Contracts for capital expenditures or acquisitions in excess of $50,000 for one project or series of related projects;

          (viii) joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including joint research and development and joint marketing Contracts);

          (ix) Contracts between any member of the Target Company Group and any Seller or any Affiliate of any Seller (other than any other member of the Target Company Group) other than Contracts relating to indebtedness that will be terminated immediately prior to the Closing;

          (x) other Contracts which are not cancelable without penalty or with notice of 60 days or less or which require payment by any member of the Target Company Group after the date hereof of more than $50,000 in any one calendar year; and

          (xi) all Contracts, other than the foregoing, which could reasonably be considered material to the business of the Target Company Group taken as a whole.

     The Sellers have furnished or made available to the Purchaser true and correct copies of all of the Contracts listed on Schedule 2.8, other than those described on Schedule 2.8 as not being furnished for the reasons set forth therein. Each Contract to which any member of the Target Company Group is a party, whether or not listed on Schedule 2.8 (all Contracts to which any member of the Target Company Group is a party, whether or not listed on such Schedule, being hereinafter referred to as "COMPANY CONTRACTS"), is a valid and binding agreement of the member of the Target Company Group party thereto and, to the knowledge of the Sellers, as to each other party thereto, and is in full force and effect, the terms and enforceability of the Company Contracts will be unaffected by the consummation of the transactions contemplated hereby. No member of the Target Company Group, nor, to the knowledge of the Sellers, any other Person is in breach or default under, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Company Contract, except for such defaults and events as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Target Company Group to conduct the Business after the Closing in all material respects as currently conducted. No party has repudiated any provision of a Company Contract.

          2.9 EMPLOYEE BENEFIT MATTERS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "BENEFIT PLAN" means each plan, program, policy, contract, agreement or other arrangement (other than any Employment Agreement) providing for compensation, deferred compensation, retention, change in control, supplemental retirement, insurance, vacation, health, welfare, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind which is maintained in the United States, whether formal or informal, funded or unfunded, written or oral, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "DEPARTMENT" means the U.S. Department of Labor.

          "EMPLOYEE" means each current, former or retired employee, officer, consultant, independent contractor, agent or director of any member of the Target Company Group, including any Seller Group Employee, but shall not include any director who is not an employee of the Target Company Group and whose compensation for services as a director has been borne entirely by any of the Sellers or one of its Affiliates other than a member of the Target Company Group.

          "EMPLOYMENT AGREEMENT" means each management, employment, consulting, non-compete, confidentiality or similar agreement or contract to which any Employee is a party and pursuant to which any member of the Target Company Group or any Seller has or may have any liability, contingent or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with any member of the Target Company Group within the meaning of
Section 414(b), (c) or (m) of the Code, or required to be aggregated with any member of the Target Company Group under Section 414(o) of the Code, or is under "common control" with any member of the Target Company Group, within the meaning of Section 4001(a)(14) of ERISA.

          "IRS" means the Internal Revenue Service.

          "MULTI-EMPLOYER PLAN" means each Target Company Group Benefit Plan which is a "multi-employer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any single employer plan which is subject to Sections 4063 and 4064 of ERISA.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PENSION PLAN" means each Target Company Group Benefit Plan (other than a MultiEmployer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

          "SELLER GROUP EMPLOYEE" means any person who is an employee of any of the Sellers or one of its Affiliates (other than a member of the Target Company Group) who has been seconded to, and devotes all his working time and attention to the affairs of, one or more members of the Target Company Group.

          "TARGET COMPANY GROUP BENEFIT PLAN" means each Benefit Plan (i) which is now or has during the last six years been sponsored, maintained, contributed to, or required to be contributed to, by any member of the Target Company Group for the benefit of any Employee or their beneficiaries or covered dependents, or
(ii) with respect to which any member of the Target Company Group has or may have any direct or indirect liability, contingent or otherwise.

          "WELFARE PLAN" means each Target Company Group Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

          2.9.1 EMPLOYMENT AGREEMENTS AND BENEFITS. (a) SCHEDULE. Schedule 2.9 contains a true and complete list of each Target Company Group Benefit Plan and each Employment Agreement. There is no plan or commitment, whether legally binding or not, to establish any new

Target Company Group Benefit Plan, to enter into any Employment Agreement or to modify or to terminate any Target Company Group Benefit Plan or Employment Agreement (except to the extent required by law, to conform any such Target Company Group Benefit Plan to the requirements of any applicable law or as provided under the terms of any such Target Company Group Benefit Plan, Employment Agreement or other written contract, in each case as previously disclosed to Purchaser, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees. No event, condition or circumstance exists which would prevent the unilateral amendment or termination (without participant consent) of any Target Company Group Benefit Plan except with regard to those disclosed on Schedule 5.1.

     (b) DOCUMENTS. The Sellers have provided, or have caused to be provided, to Purchaser (I) current, accurate and complete copies of each Target Company Group Benefit Plan and each Employment Agreement (or, in the case of Employment Agreements having substantially identical terms, the form of such agreements and the names of the Employees party thereto), including all amendments thereto, and trust or funding agreements with respect thereto; (II) the two most recent annual actuarial valuations, if any, prepared for each Target Company Group Benefit Plan; (III) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Target Company Group Benefit Plan or related trust; (IV) any statement of alternative form of compliance pursuant to Department of Labor Regulation ss. 2520.104-23, if any, filed for each Target Company Group Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (V) the most recent determination letter received from the IRS, if any, for each Target Company Group Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (VI) if the Target Company Group Benefit Plan is funded, the most recent annual and periodic accounting of Target Company Group Benefit Plan assets; (VII) the most recent summary plan description together with the most recent summary of material modification, if any, required under ERISA with respect to each Target Company Group Benefit Plan; and (VIII) all material written communications to any Employee or Employees relating to any Target Company Group Benefit Plan.

     (c) COMPLIANCE. (i) Each Target Company Group Benefit Plan has been administered and operated in all material respects in accordance with its terms and all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (II) each Target Company Group Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Target Company Group Benefit Plan is so qualified and that each trust forming a part of any such Target Company Group Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the knowledge of each Seller, no circumstances exist which would adversely affect such qualification or exemption; (III) no action or failure to act and no transaction or holding of any assets by, or with respect to, any Target Company Group Benefit Plan prior to the Closing has or may subject any member of the Target Company Group to any Tax (as defined in Section 2.13(o)), penalty or other liability; (IV) there are no actions, proceedings, arbitrations, suits or claims pending or, to the knowledge of each Seller, threatened (other than routine claims for benefits) with respect to any

Target Company Group Benefit Plan or Employment Agreement; (V) all payments or contributions required to be made with respect to all periods through the Closing Date with respect to each Target Company Group Benefit Plan, each related trust, each collective bargaining agreement or by law shall have been made prior to the Closing Date; (VI) no Target Company Group Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and, to the knowledge of each Seller, no such audit or investigation is threatened; (VII) no liability under any Target Company Group Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which notice has been received to the effect that such insurance company is insolvent or is in rehabilitation or any similar proceeding; (VIII) the Target Company Group has complied in all material respects with the provisions of Section 4980B of the Code with respect to any Target Company Group Benefit Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code; (IX) with respect to each Target Company Group Benefit Plan that is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by
Section 406 of ERISA or which constitutes a "prohibited transaction" under
Section 4975(c) of the Code; (X) no member of the Target Company Group has any unfunded liabilities pursuant to any Target Company Group Benefit Plan that is not intended to be qualified under Section 401(a) of the Code except as otherwise reflected in the Financial Statements; and (XI) all liabilities of the Target Company Group for matching contributions under the Seller Savings Plan for service by the Active Savings participants for all periods through the date hereof have been accrued on the latest balance sheet included in the Financial Statements, and all such liabilities arising after the date hereof will be accrued on the balance sheets to be delivered to Purchaser pursuant to Section
4.2.3 hereof.

     (d) NO POST-EMPLOYMENT OBLIGATIONS. No member of the Target Company Group maintains or contributes to any Target Company Group Benefit Plan, or is obligated under, any plan, contract, policy or arrangement which provides life insurance, medical, severance or other welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

     (e) EFFECT OF TRANSACTION. Except as otherwise expressly contemplated hereby and thereby, the execution of, and performance of the transactions contemplated in, this Agreement and the Ancillary Agreements by the Sellers party hereto and thereto will not (either alone or in conjunction with another event, such as a termination of employment or other services) (I) result in any additional payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or an obligation to fund benefits with respect to any Employee, or (II) result in the triggering or imposition of any restrictions or limitations on the right of any member of the Target Company Group or the Purchaser to amend or terminate any Target Company Group Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by any member of the Target Company Group or the Sellers will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will fail to be deductible by virtue of Sections 280G or 162(m) of the Code. To the knowledge of the Sellers, no officer, key employee or group of employees of the Target Company Group has any plans to terminate their employment.

     (f) EMPLOYMENT MATTERS. Each member of the Target Company Group and each of the Sellers is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment, wages and hours and occupational safety and health, in each case, with respect to Employees. Neither the Sellers nor any member of the Target Company Group has instituted any "freeze" of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its Employees.

     (g) LABOR. No work stoppage, slowdown or labor strike against any member of the Target Company Group is pending or, to the knowledge of the Sellers, threatened. No member of the Target Company Group (I) is involved in or, to the knowledge of the Sellers, threatened with any labor dispute, grievance or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (II) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (III) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated. No Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

     2.9.2 ERISA MATTERS. (a) PENSION PLANS. No steps have been taken to terminate any Pension Plan now maintained or contributed to by any member of the Target Company Group. No direct or indirect liability(contingent or otherwise) under Title IV or Section 302 of ERISA or Section 412 of the Code has been, is or will be incurred by any member of the Target Company Group which has not been satisfied in full. No event has occurred and no condition exists that could reasonably be expected to result in the Target Company Group incurring any liability, direct or indirect, contingent or otherwise, under Title IV or
Section 302 of ERISA, Section 412 of the Code and, with respect to any group health plan within the meaning of Section 5001(b)(1) of the Code, Section 4980B of the Code or could constitute grounds for terminating any Pension Plan. No proceeding has been initiated by the PBGC to terminate any Target Company Group Benefit Plan that is a Pension Plan or to appoint a trustee to administer any Target Company Group Benefit Plan that is a Pension Plan. No Target Company Group Benefit Plan that is a Pension Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived. No member of the Target Company Group, the Sellers or any ERISA Affiliate has sought or received a waiver of its funding requirements with respect to any Pension Plan.

     (b) MULTI-EMPLOYER PLANS. During the last six years, no member of the Target Company Group or any of their ERISA Affiliates has contributed to, or been required to contribute to, or otherwise participated in, or in any way directly or indirectly has any liability with respect to, any Multi-Employer Plan. During the last six years, no member of the Target Company Group has incurred any withdrawal liability (within the meaning of Section 4201 of ERISA).

     (c) 501(c)(9) TRUST. No Target Company Group Benefit Plan nor Employment Agreement is funded by a trust described in Section 501(c)(9) of the Code.

     (d) PENSION FUNDING. Except with regard to the Seller Savings Plan and the Salary Continuation Plan of Thermalloy, Inc., no Target Company Group Benefit Plan is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

          2.9.3 FOREIGN BENEFIT PLAN MATTERS. The Sellers jointly and severally represent to the Purchaser with respect to benefit plans for non-United States employees as set forth in EXHIBIT 2.9. The warranties set out in EXHIBIT 2.9 are the only warranties given in respect of pension schemes of which any of the German Employees and of the French Employees and any of the employees of the Target Companies which are incorporated or organized outside the United States of America are members or in which those Target Companies participate or have participated. For the purposes of this Section 2.9.3 "PENSION SCHEME" means any agreement, arrangement, custom or practice (whether legally enforceable or not and whether or not approved by the Board of Inland Revenue for the purposes of Chapter I of Part XIV of the Income and Corporation Taxes Act 1988) to which the Target Companies or Bowthorpe GmbH or Hellermann France SA contribute or have contributed (or promise or have promised to provide on a funded or unfunded basis) for the payment of any pensions, allowances, lump sums or other like benefits on retirement, death or termination of employment (whether voluntary or not) or during periods of sickness or disablement. For the purposes of this
Section 2.9.3 "GERMAN EMPLOYEES" means the employees of Bowthorpe GmbH whose employment is to transfer in connection with this Agreement and "FRENCH EMPLOYEES" means the employees of Hellermann France SA whose employment is to transfer in connection with this Agreement.

          2.10 INTELLECTUAL PROPERTY. (a) Schedule 2.10 lists all trademark and service mark registrations, copyright registrations, trade names and patents and applications for any of the foregoing (I) owned by any member of the Target Company Group or (II) licensed by any member of the Target Company Group (except for "off-the-shelf" software and similar property which is readily available), that, in each case, are necessary to the business or operations of such member of the Target Company Group as currently conducted. Each member of the Target Company Group owns or has the right to use all Intellectual Property that is necessary to the business or operations of such member free and clear of all Liens, except Permitted Liens. No member of the Target Company Group has infringed upon or misappropriated any intellectual property rights of third parties, and none of the Sellers or any member of the Target Company Group has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any member of the Target Company Group must license or refrain from using any intellectual property rights of any third party), and the Sellers have no knowledge of any infringement on or conflict with any Intellectual Property owned by any member of the Target Company Group by any other Person. The Sellers have furnished or made available to the Purchaser complete and correct copies of all licenses (other than licenses of standard, "off-the-shelf" software) under which any member of the Target Company Group has Intellectual Property licensed to it. Each license of Intellectual Property to which any member of the Target Company Group is a party is a valid and binding agreement of the member of the Target Company Group party thereto and, to the knowledge of the Sellers, as to each other party thereto, and is in full force and effect and the terms and enforceability thereof will be unaffected by the consummation of the transactions contemplated hereby. No member of the Target Company Group nor, to the knowledge of the Sellers, any other party thereto, is in breach or default under any such license (and no event has occurred which with notice or lapse of time would constitute a breach or default), except for such defaults as, individually and in the aggregate, would not reasonably be expected to adversely affect the ability of the Target Company Group to conduct the Business after the Closing in all material respects as currently conducted. No member of the Target Company Group has granted any royalty-bearing or exclusive licenses of any Intellectual Property to any other Person. Each member of the Target Company Group has taken such steps as such member has determined are commercially reasonable to register and maintain (including ensuring that all payments due in respect thereof are up to date) the registration of the Intellectual Property owned by such member with the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and each member of the Target Company Group has taken such other actions as such member has determined are commercially reasonable to ensure full protection of such Intellectual Property, in each case to the extent material to the Business.

     For the purposes of this Agreement, "INTELLECTUAL PROPERTY" means in each case to the extent necessary to the conduct of the business or operations of the Target Company Group, (I) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (II) all trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (III) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (IV) all mask works and all applications, registrations and renewals in connection therewith,
(V) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (VI) all computer software (including data and related documentation), (VII) all other similar proprietary rights, and (VIII) all copies and tangible embodiments thereof (in whatever form or medium).

     (b) Each member of the Target Company Group has conducted a thorough inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (collectively, the "COMPUTER SYSTEMS") used by the Target Company Group in the conduct of their business in order to determine which parts of the Computer Systems are not Y2K Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Y2K Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Schedule 2.10 describes all actions taken by each member of the Target Company Group to render its Computer Systems Y2K Compliant (the "COMPANY Y2K PLAN"). The actions described on Schedule 2.10 are all those actions which, to Sellers' knowledge, are necessary to ensure that all computer hardware and software used in and material to the Business is designed to be Y2K Compliant. Each member of the Target Company Group has taken reasonable steps to determine whether the failure of any suppliers or customers with which any member of the Target Company Group has a material relationship to be Y2K Compliant would adversely affect the ability of the Target Company Group to conduct its business as currently conducted and, assuming the consummation of the Company Y2K Plan, the occurrence of calendar year 2000 will not cause or will not reasonably be expected to adversely affect the ability of the Target Company Group to conduct its business as currently conducted. The Computer Systems are scheduled to be Y2K Compliant by October 30, 1999. For purposes of this Agreement, "Y2K COMPLIANT" means (i) with respect to Date Data (as defined below), that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems (as defined below), that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, without limitation, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware; "DATE DATA" means any data of any kind that includes date information or which is otherwise derived from, dependent on or related to date information; and "DATE-SENSITIVE SYSTEM" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component that processes any Date Data and that is installed, in development or on order, for internal or external use, or the provision or operation of which provides a benefit to customers, vendors, suppliers or any other party.

          2.11 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAW. Each member of the Target Company Group holds all licenses, permits and other governmental authorizations necessary to conduct its business as currently conducted (collectively, the "COMPANY PERMITS"), all of which Company Permits are listed on Schedule 2.11, and no member of the Target Company Group has received any notice of any violation of any law, statute, rule, regulation, judgment, order, decree, permit or other governmental authorization or approval, whether federal, state, local or foreign, applicable to it or to any of its properties, except for violations which would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Target Company Group to conduct the Business after the Closing in all material respects as currently conducted. The business of the Target Company Group is being conducted and since January 1, 1997 has been conducted in compliance in all material respects with all laws, statutes, rules, regulations, judgments, orders, decrees, permits, concessions, franchises and other governmental authorizations and approvals, whether federal, state, local or foreign, applicable to them or to any of their properties.
Schedule 2.11 contains a true and complete list of all federal, state, local and foreign governmental or judicial consents, orders, decrees and other compliance agreements relating to any member of the Target Company Group or any of their respective assets or businesses under which any member of the Target

Company Group is operating or bound. This Section 2.11 does not relate to matters with respect to Taxes which are the subject of Section 2.13, to employee benefit matters which are the subject of Section 2.9 or environmental matters which are the subject of Section 2.16.

          2.12 LITIGATION. There are no judicial or administrative actions, proceedings, arbitrations or investigations pending or, to the knowledge of the Sellers, threatened (I) against or affecting any member of the Target Company Group or their respective businesses or operations or (II) which question the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken by the Sellers or any member of the Target Company Group in connection herewith and therewith. None of the actions, proceedings, arbitrations or investigations described in Schedule 2.12 or Schedule 2.13 would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Company Group taken as a whole or adversely affect the ability of the Target Company Group to conduct the Business after the Closing in all material respects as currently conducted.

          2.13 TAXES. (a) Since January 1, 1997, (I) all Returns required to be filed (taking into account any valid extension) with respect to any member of the Target Company Group (or any affiliated, combined, consolidated, unitary or similar group ("AFFILIATED GROUP") of which a member of the Target Company Group is, or since January 1, 1997 was, a member) on or before the Closing Date have (or by the Closing Date will have) been duly and timely filed (except for Returns where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Company Group taken as a whole) and all such Returns are true, correct and complete in all material respects and accurately set forth all items required to be reflected or included in such Returns by applicable tax laws,
(II) all Taxes required to be paid (taking into account any valid extension) with respect to any member of the Target Company Group on or before the Closing Date either directly, as part of the consolidated Return of another taxpayer, or otherwise, and including any liability for Taxes as a successor-in-interest or transferee of another entity, have (or by the Closing Date will have) been duly and timely paid in full (except for Taxes where the failure to so pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Company Group taken as a whole) and (III) all Taxes required to be withheld and paid (taking into account any valid extension) by any member of the Target Company Group in connection with amounts paid or owing to any employee, independent contractor or creditor on or before the Closing Date have (or by the Closing Date will have) been duly withheld and paid to the proper taxing authority or properly set aside in accounts for such purpose (except for Taxes, where the failure to so withhold would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Company Group taken as a whole). The liability for Taxes of each member of the Target Company Group for all periods or portions thereof ending on or prior to December 31, 1998, to the extent any such liability was not paid on or prior to July 4, 1999, has been (or, will on the due date be) paid in full by the Sellers or provided for on the Sellers' financial statements, without the use of any assets or revenues attributable to any member of the Target Company Group. With respect to taxable periods or portions thereof beginning after December 31, 1998, none of the revenues or assets of any member of the Target Company Group have been used to pay any Taxes after July 4, 1999, other than Taxes relating to the Target Company

Group that are due and payable. All estimated Taxes required to be paid on or prior to the Closing Date with respect to any member of the Target Company Group for taxable periods or portions thereof beginning on or after January 1, 1999 have, or prior to the Closing will have, been duly and timely paid in full. The estimated U.S. federal income Taxes paid with respect to the applicable members of the Target Company Group for taxable periods beginning on or after January 1, 1999 through May 31, 1999 are an amount equal to $277,000, and were determined on the basis of such members' annualized actual income for such periods.

     (b) No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes with respect to any member of the Target Company Group, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority. No member of the Target Company Group has requested in writing any extension of time to file any income or franchise Tax Return, which Return has not (or by the Closing Date will not have) been filed.

     (c) No member of the Target Company Group is or has been at any time since January 1, 1997 a member of any Affiliated Group for purposes of filing income Returns.

     (d) (I) No Return with respect to any member of the Target Company Group is currently under audit by any taxing authority, and neither the IRS nor any other taxing authority is now asserting in writing against any member of the Target Company Group any material deficiency or claim for additional Taxes or any material adjustment of Taxes, (II) no taxing authority has indicated in writing that it intends to conduct an audit or investigation of the Taxes of any member of the Target Company Group and (III) since January 1, 1997, no claim for Taxes has been asserted in writing against any member of the Target Company Group by a taxing authority where such member does not file a Return. All Returns filed by or on behalf of each member of the Target Company Group for the taxable years ended on the respective dates set forth on Schedule 2.13 have been examined or audited by the relevant taxing authority or the statue of limitations with respect to such Returns has expired. No issue has been raised in writing in any audit or examination that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.

     (e) No member of the Target Company Group is a party to or bound by or has any obligation under any written Tax sharing agreement or arrangement.

     (f) The Purchaser is not required to withhold Taxes pursuant to Section 1445 of the Code from payments made to the Sellers pursuant to this Agreement.

     (g) No U.S. member of the Target Company Group has executed any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, in each case, which agreement is currently in effect.

     (h) No U.S. member of the Target Company Group is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities, in each case, which ruling or rulings are currently in effect.

     (i) No U.S. member of the Target Company Group has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such is defined in Section 341(f)(4) of the Code) owned by such member of the Target Company Group.

     (j) No U.S. member of the Target Company Group has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other tax law, domestic or international, by reason of a change in accounting method initiated by it or any other relevant party or it has no knowledge that any taxing authority has proposed any such adjustment or change in accounting method. No U.S. member of the Target Company Group has any application pending with any taxing authority anywhere in the world requesting permission for any changes in accounting methods.

     (k) No U.S. member of the Target Company Group will, as a result of the transaction contemplated by this Agreement, make or become obligated to make any "parachute payment" as defined in Section 280G of the Code.

     (l) Since January 1, 1997, no U.S. member of the Target Company Group or any member of an Affiliated Group has filed an election pursuant to Rev. Proc. 95-11, 1995-1 C.B. 505 or under Section 1.1502-75(c) of the regulations under the Code ("TREASURY REGULATIONS") or any similar provision of other Tax law with respect to a U.S. member of the Target Company Group.

     (m) No U.S. member of the Target Company Group owns any interest in any entity that is treated as a partnership for U.S. federal income tax purposes or as a pass-through or transparent entity for any U.S. Federal income tax purpose.

     (n) No property owned by any U.S. member of the Target Company Group is (A) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

     (o) If each of the assets other than trading stock of any non-U.S. member of the Target Company Group were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Financial Statements, no liability to taxation and no balancing charge (or corresponding tax in any jurisdiction) in relation to any such asset or pool of assets would arise (disregarding for this purpose any relief and allowances available to any non-U.S. member of the Target Company Group other than amounts falling to be deducted from consideration receivable for the asset in question).

     (p) No liability to taxation would arise on the disposal by any non-U.S. member of the Target Company Group of any asset other than trading stock acquired since July 4, 1999 for a consideration equal to the consideration actually given for the acquisition.

     (q) No U.K. member of the Target Company Group has at any time acquired any assets from another company which was at any relevant time a member of the same group of companies (as defined in Section 170 TCGA 1992) as that of which the relevant member of the Target Company Group was also a member or an associated company as defined in Section 774 ICTA 1988.

     (r) No non-U.S. member of the Target Company Group has since January 1, 1999 done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or any disposal value may be brought into account or any deemed trading receipt may arise under or by virtue of any provision of CAA 1990 (or any corresponding legislation in the UK or elsewhere), or there may be a withdrawal or refusal of allowances or a recovery of excess relief under any such provision.

     (s) No U.K. member of the Target Company Group is party to any loan relationship as defined in Chapter II, Part IV Finance Act 1996 which may give rise to any debits or credits for the purposes of that Chapter other than in relation to interest, charges or expenses.

     (t) No U.K. member of the Target Company Group is a party to any loan relationship: (i) where there is a connection between the parties as defined by
Section 87 Finance Act 1996; (II) where there has been or will be a release of the amounts payable under the relationship; (III) to which the transitional provisions of Schedule 15 Finance Act 1996 apply or will apply; (IV) to which paragraphs 11 or 13, Schedule 9 Finance Act 1996 apply or may apply (transactions not at arm's length); (V) to which Sections 92 (convertible securities etc), 93 (relationships linked to the value of chargeable assets) or 94 (indexed gilt-edged securities) Finance Act 1996 apply.

     (u) Each U.K. member of the Target Company Group accounts for all its loan relationships (as defined in Section 81 Finance Act 1996) on an authorized accruals basis and no circumstances exist by virtue of which a balancing debit or credit may be brought into account in an accounting period ending after Closing pursuant to Section 89 Finance Act 1996 (inconsistent application of accounting methods) or Section 90 Finance Act 1996 (changes of accounting method).

     (v) No non-U.S. member of the Target Company Group has at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that a non-U.S. member of the Target Company Group could be liable to taxation under the provisions of Part XVII ICTA 1988 or as a result of the principles in W.T. Ramsay Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases, or similar rules or concepts outside the UK.

     (w) As at April 6, 1999, no U.K. member of the Target Company Group had any unrelieved surplus advance corporation tax, as defined in The Corporation Tax (Treatment of Unrelieved Surplus

Advance Corporation Tax) Regulations 1999 (SI 1999/358) (the "SHADOW ACT REGULATIONS").

     (x) No U.K. member of the Target Company Group has at any time on or after April 6, 1999 been a member of any group (for the purposes of the Shadow ACT Regulations) that had another member which had unrelieved surplus advance corporation (as defined in such Regulations) as at April 6, 1999.

     (y) All U.K. members of the Target Company Group are required by The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) (in this warranty referred to as "the Regulations") to pay corporation tax by instalments.

     (z) For each accounting period of each U.K. member of the Target Company Group in respect of which the date when corporation tax is due and payable in accordance with TMA 1970 section 59D(1) has not passed (9 month date) the Disclosure Letter gives full details of the following:

          (i) The dates when payments of corporation tax are treated by the Regulations as becoming due and payable.

          (ii) The amount of such member's "total liability" for the purposes of the Regulations.

          (iii) The amount of corporation tax payable and the amount of corporation tax paid by each member of the Target Company Group on each instalment date, in respect of the respective accounting periods.

          (iv) Any claim by any member of the Target Company Group for corporation tax paid by way of instalment to be repaid.

          (v) Any interest paid or payable by or to any member of the Target Company Group in respect of any instalment payment.

     (aa) In relation to each accounting period of each U.K. member of the Target Company Group in respect of which the date when corporation tax is due and payable in accordance with TMA 1970 section 59D has not passed (9 month date), each Company has duly paid all corporation tax which has been treated as becoming due and payable by it pursuant to the Regulations.

     (bb) Schedule 2.13 gives full details of the calculation (including assumptions made) of the "total liability" of each U.K. member of the Target Company Group for the purposes of the Regulations in relation to any instalment payments due on or before Completion in respect of the current accounting period of each member of the Target Company Group.

     (cc) Since December 31, 1998, each U.K. member of the Target Company Group has conducted its business in the ordinary course consistent with past practice and has not otherwise incurred any liability for Taxes.

     (dd) DEFINITIONS.

          (i) "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, in each case which are in the nature of taxes, including without limitation all income taxes, franchise taxes, withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, payroll taxes, capital taxes, net worth taxes, estimated taxes and other similar taxes or similar governmental charges imposed on or payable to the United States or any state, county, local or foreign government, subdivision or agency thereof, together with all interest and penalties and other additions payable with respect thereto.

          (ii) "RETURNS" means any return, report, declaration, form or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          2.14 ABSENCE OF CHANGES. Since July 4, 1999, other than in connection with the transactions contemplated by this Agreement or the Ancillary
Agreements:

          (a) there has not been any material adverse change or event in the business, prospects or financial condition of the Target Company Group taken as a whole, other than those relating to or as may be a result of (I) the transactions contemplated by this Agreement or the Ancillary Agreements, (II) generally applicable economic conditions or (III) the Target Company Group's industry in general; and

          (b) each member of the Target Company Group has conducted its business in the ordinary course consistent with past practice, and no member of the Target Company Group has:

          (i) purchased, redeemed or otherwise acquired any shares of its capital stock or issued or agreed to issue any capital stock or other equity securities (or securities convertible into or exchangeable for equity securities) or amended any of the terms of any equity securities outstanding on the date hereof, or declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind);

          (ii) incurred any long-term indebtedness for borrowed money or entered into any guarantee, or incurred any other obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, none of which obligations or liabilities, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Target Company Group taken as a whole;

          (iii) mortgaged, pledged or subjected (or permitted to be subjected) to any Lien any of its properties or assets, except for Permitted Liens incurred in the ordinary course of business;

          (iv) except as required by GAAP, made any material change in its accounting methods, principles or practices;

          (v) other than in the ordinary course of business consistent with past practice, sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Target Company Group or any Target Assets;

          (vi) other than in the ordinary course of business consistent with past practice, increased the benefits payable under or established any Benefit Plan or in any other fashion increased the compensation payable or to become payable to any officers or Employees of the Target Company Group, or entered into any Contract or other binding commitment to effect any of the foregoing;

          (vii) amended the Organizational Documents of any member of the Target Company Group;

          (viii) canceled or forgiven any material debts or claims, except in the ordinary course of business consistent with past practice;

          (ix) entered into any material Contract, lease or license (or series of related Contracts, leases and licenses) outside the ordinary course of business;

          (x) failed to replenish inventories and supplies in a normal and customary manner consistent with its prior practice, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

          (xi) made any capital expenditures or capital additions or improvements, or commitments therefor, in excess of an aggregate of $50,000;

          (xii) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

          (xiii) except as permitted by Section 4.2.1, paid, loaned or advanced any amount to, or sold, transferred or leased any property or asset (real, personal or mixed, tangible or intangible) to, any Seller or any Affiliate of any Seller (other than any member of the Target Company Group);

          (xiv) entered into any Contract with any Seller or any Affiliate of any Seller (other than any member of the Target Company Group) other than Contracts entered into in the ordinary course of business and consistent with past practice in respect of both type and terms; or

          (xv) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

          2.15 INSURANCE. Schedule 2.15 contains a complete and correct list of, and Sellers have provided to Purchaser summary descriptions of, all insurance policies covering the members of the Target Company Group and their respective businesses, assets and properties. The policies of insurance covering the members of the Target Company Group or any of their respective businesses, assets or properties cover such risks and contain such policy limits, types of coverage and deductibles as are customary for companies engaged in businesses similar to that of the Target Company Group. Such policies are in full force and effect and all premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provisions for payment thereof have been made in the Financial Statements. All members of the Target Company Group have complied in all material respects with the terms and provisions of such policies. Neither the Sellers nor any member of the Target Company Group has received any notice of increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. There are no pending claims against such insurance by any member of the Target Company Group as to which the insurers have denied coverage or otherwise reserved rights. All such policies are sufficient for compliance in all material respects with all requirements of applicable law and the terms of leases to which any member of the Target Company Group is a party.

          2.16 ENVIRONMENTAL MATTERS. DEFINITIONS. (a) For purposes of this
Section 2.16, the following capitalized terms shall have the following meanings:

          "ENVIRONMENTAL LAW" means any foreign, federal, state, or local law, statute, rule, regulation, order or other requirement of law relating to (I) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous Substances (as defined below), or (II) the protection of human health or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).

          "HAZARDOUS SUBSTANCE" means any material or substance that is: (I) listed, classified or regulated pursuant to or under any applicable Environmental Law, or (II) any petroleum product or by-product, asbestos, urea formaldehyde insulation or polychlorinated biphenyls.

     (b) ENVIRONMENTAL COMPLIANCE AND CONDITIONS. (I) Each member of the Target Company Group has been and is currently being operated in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other governmental authority;

          (ii) There are not any existing, pending or, to the knowledge of the Sellers, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against any member of the Target Company Group that pertain or relate to (1) any remedial obligations under any applicable Environmental Law, (2) violations by any member of the Target Company Group of any Environmental Law, (3) personal injury or property damage claims relating to a release of chemicals or Hazardous Substances, or (4) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.ss. 9601 et seq. the Resource

     Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., or any similar state or federal laws;

          (iii) With respect to permits and licenses, (1) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of any member of the Target Company Group have been obtained and are in full force and effect and the Sellers are unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (2) to the knowledge of Sellers, no Environmental Laws impose any obligation upon Purchaser to provide prior notification to any governmental entity of the transactions contemplated hereby in order to maintain in full force and effect any permit, license, consent, or other approval which is necessary to the operations of the assets or the business; and (3) each member of the Target Company Group has operated in compliance in all material respects with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals;

          (iv) To the knowledge of the Sellers, no portion of any of the Leased Real Property is listed on the National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") list under CERCLA, or any similar ranking or listing under any state law;

          (v) To the knowledge of the Sellers, all Hazardous Substances generated by any member of the Target Company Group has been transported by carriers, or stored, treated and disposed of by treatment, storage and disposal facilities, authorized or maintaining valid permits under all applicable Environmental Laws;

          (vi) No Seller or member of the Target Company Group nor, to the knowledge of the Sellers, any other Person has disposed or released any Hazardous Substances on, at, or under the Leased Real Property, except in compliance with laws;

          (vii) To the knowledge of the Sellers, no member of the Target Company Group has any obligation to remediate or has entered into any agreement to remediate any condition resulting from the release, treatment, storage or disposal of any Hazardous Substances.

          (viii) No facts or circumstances exist which could reasonably be expected to result in any liability to any member of the Target Company Group or Purchaser with respect to the current or past business and operations of the Sellers in connection with (i) any release, transportation or disposal of any Hazardous Substances, or (ii) any action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

          2.17 AFFILIATE TRANSACTIONS. None of the members of the Target Company Group is a party to any agreement with (A) any of their respective directors or officers or (B) any Seller or any of its subsidiaries or Affiliates (other than the members of the Target Company Group). Schedule 2.17 sets forth a list of all services provided by the Sellers or any of their respective subsidiaries or Affiliates

(other than the members of the Target Company Group) to the members of the Target Company Group and the charges and allocations therefor. There have been no changes in the intercompany charges or allocations shown on Schedule 2.17 since January 1, 1998. No Seller nor, to the knowledge of the Sellers, any of their or any member of the Target Company Group's respective officers, directors or Affiliates, nor any relative or spouse (or relative of such spouse) of any such officer, director or Affiliate, nor any entity controlled by one of more of the foregoing:

          (i) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, licensor, lessor or lessee of the Target Company Group; or

          (ii) has any cause of action or other claim whatsoever against, or owes any amount to, any member of the Target Company Group, except for claims in the ordinary course of business such as for wages, accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

     For purposes of this Agreement, "AFFILIATE" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate", the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

          2.18 CUSTOMERS. Schedule 2.18 lists for each of the 1997 and 1998 fiscal years and the six month period ended July 4, 1999 (A) the ten largest customers of each member of the Target Company Group based on the aggregate value of goods and services ordered from the Target Company Group by such customers during each such period and (B) the aggregate amount for which all such customers were invoiced during each such period. No Seller nor any member of the Target Company Group has received any notice since January 1, 1998 that any customer listed on Schedule 2.18 or any other customer of the Business that ordered more than $1,000,000 of goods and services from the Target Company Group during the 1998 fiscal year or $500,000 of goods and services from the Target Company Group during the six months ended July 4, 1999, (I) has ceased or intends to cease to use the products, goods or services of the Target Company Group, (II) has substantially reduced or intends to substantially reduce the Target Company Group's products, goods and services, (III) intends to cancel any outstanding purchase order or (IV) has sought, since January 1, 1998, or is seeking, to reduce the price it will pay for the Target Company Group's products, goods and services, including in each case following consummation of the transactions contemplated hereby.

          2.19 SUPPLIERS; RAW MATERIALS. Schedule 2.19 lists for each of the 1997 and 1998 fiscal years and the six months ended July 4, 1999 (A) the ten largest suppliers of each member of the Target Company Group based on the aggregate value of raw materials, supplies, component parts, merchandise and other goods and services ordered by the Target Company Group from such suppliers during each such period and (B) the aggregate amount for which all such suppliers invoiced the Target

Company Group during each such period. No Seller nor any member of the Target Company Group has received any notice since January 1, 1999 that any supplier listed on Schedule 2.19 or any other significant supplier will not (I) sell supplies, raw materials and other goods to the Target Company Group during the one year period following the Closing Date on terms and conditions similar to those used in its current sales to the Target Company Group, subject to general and customary price increases, or (II) be unable to fulfill any outstanding purchase order placed by any member of the Target Company Group.

          2.20 PRODUCT WARRANTIES. Except for warranties under applicable law,
(A) there are no warranties, express or implied, written or oral, with respect to the products or services of the Business and (B) there are no pending or, to the knowledge of the Sellers, threatened claims with respect to any such warranty, and no member of the Target Company Group has any liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than warranty claims in the ordinary course of business which are not material in amount. No member of the Target Company Group has outstanding any warranty which allows for the recovery of consequential damages.

          2.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. None of the Sellers, any member of the Target Company Group, any of their respective officers, employees or agents, or any other Person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist any member of the Target Company Group in connection with any actual or proposed transaction relating to the Business) (I) which subjected or might have subjected any Seller or any member of the Target Company Group to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (II) which if not given in the past, might have had a Material Adverse Effect on the Target Company Group taken as a whole, (III) which if not continued in the future, could reasonably be expected to adversely affect the ability of the Target Company Group to conduct the Business in all material respects as currently conducted or subject any member of the Target Company Group to suit or penalty in any private or governmental litigation or proceeding, (IV) for any of the purposes described in Section 162(c) of the Code or (V) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

          2.22 BANKING AND AGENCY ARRANGEMENTS. Schedule 2.22 sets forth a list of: (A) each bank, savings and loan or similar financial institution in which each member of the Target Company Group has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by the Target Company Group and (B) the names of all persons authorized to draw on each such account or to have access to any such safe deposit box facility. None of the Sellers or members of the Target Company Group have outstanding any power of attorneys in respect of the Target Company Group.

          2.23 BROKERS. Except for NM Rothschild & Sons, whose fees will be paid by Bowthorpe plc, all negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Per-son acting on behalf of the Sellers or the Target Company Group in such manner as to give rise to any valid claim against the Purchaser, the Sellers or the Target Company Group for any brokerage or finder's commission, fee or similar compensation.

          2.24 FOREIGN SUBSIDIARIES. The Sellers jointly and severally represent and warrant to Purchaser with respect to the matters set forth on EXHIBIT 2.24.

          2.25 DISCLOSURE. To the knowledge of Sellers, no representation or warranty by Sellers contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Sellers that has not been disclosed by Sellers to the Purchaser that might reasonably be expected to have or result in a Material Adverse Effect on the Target Company Group taken as a whole or adversely affect the ability of the Target Company Group to conduct the Business after the Closing in all material respects as currently conducted.

          3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Sellers as follows:

          3.1 AUTHORIZATION, ETC. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Purchaser, which constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement has been, and each of the Ancillary Agreements when executed and delivered will be, duly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles. In the event Purchaser assigns its rights hereunder to one or more Subsidiary
Purchasers:

          (i) such Subsidiary Purchaser will have the corporate power and authority to assume the obligations of Purchaser hereunder, to execute and deliver the Ancillary Agreements to which it becomes a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;

          (ii) the assumption of the obligations of the Purchaser hereunder, the execution, delivery and performance by such Subsidiary Purchaser of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all necessary corporate action on the part of such Subsidiary Purchaser; and

          (iii) each of the Ancillary Agreements, when executed and delivered by such Subsidiary Purchaser, will be duly executed and delivered by such Subsidiary Purchaser and will constitute, together with this Agreement, the valid and binding obligations of such Subsidiary Purchaser, enforceable against such Subsidiary Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          3.2 CORPORATE STATUS. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to conduct its business.

          3.3 NO CONFLICTS, CONSENTS AND APPROVALS, ETC. (a) Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not result in (I) any conflict with the Organizational Documents of the Purchaser, or (II) subject to obtaining the consents referred to in Section 3.3(b), any breach or violation of or default under any law, rule, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, except in the case of clause (ii) only for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby and thereby.

          (b) Except as set forth in Schedule 3.3, no consent, approval or authorization of, notice to or filing with any governmental authority or third party is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except (I) filings required with respect to the HSR Act and (II) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby and thereby.

          3.4 BANK FINANCING COMMITMENT. The Purchaser has delivered to the Sellers a copy of a commitment letter from Canadian Imperial Bank of Commerce ("CIBC"), pursuant to which CIBC has advised the Purchaser that it is willing, on the terms and subject to the conditions set forth in such commitment letter, to provide up to an aggregate of $100 million of senior credit facilities to the Purchaser upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          3.5 LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened, which question the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken by the Purchaser in connection herewith and therewith.

          3.6 PURCHASE FOR INVESTMENT. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities

Act of 1933, as amended.

          3.7 BROKERS. All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Sellers or any member of the Target Company Group for any brokerage or finder's commission, fee or similar compensation.

          3.8 PURCHASER'S INVESTMENT PLAN. The Purchaser has provided, or has caused to be provided, to Sellers current, accurate and complete copies of the following materials with respect to the Purchaser's Investment Plan: (I) the plan document, including all amendments thereto; (II) the most recent annual report (Series 5500 and all schedules thereto); (III) the most recent determination letter received from the IRS; and (IV) the most recent summary plan description together with the most recent summary of material modification, if any, required under ERISA. The Purchaser's Investment Plan is intended to qualify under Section 401 of the Code and, since its inception, has been so qualified. To the knowledge of Purchaser, no circumstances exist which would adversely affect such qualification.

          4. CERTAIN COVENANTS.

          4.1 OBLIGATIONS OF BOTH THE PARTIES.

               4.1.1 CLOSING CONDITIONS. The parties shall use their commercially reasonable best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Section 6 and to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements by October 2, 1999. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such governmental authorities and third parties as shall be necessary to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

               4.1.2 HART-SCOTT-RODINO ACT AND FOREIGN REGULATORY REQUIREMENTS.
(a) Each of the Sellers and the Purchaser shall (i) prepare and file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form, if any, required for the transactions contemplated hereunder by the HSR Act, including without limitation, a request for early termination of the waiting period thereunder, as well as any filings with, or submissions to, any antitrust, competition or other similar authority in any foreign jurisdiction where such filing is required in connection with the transactions contemplated hereby and (ii) respond promptly to inquiries, if any, from the Federal Trade Commission or the Department of Justice or the antitrust, competition or comparable governmental authority of any foreign jurisdiction in connection with such filing. The Purchaser will pay all filing fees in connection with the filings required by the HSR Act or the antitrust, competition or comparable laws of any foreign jurisdiction and each party shall bear the expenses for the preparation of their documentation for the filing.



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



          (b) Without limiting the generality of the foregoing, the Sellers, on the one hand, and the Purchaser, on the other hand, agree to cooperate and to use their respective commercially reasonable best efforts to obtain any government clearances required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (including through compliance with the HSR Act), to respond to any federal, state or foreign government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent (an "ORDER")) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. The parties also agree to take any and all of the following actions to the extent commercially reasonable to obtain the approval of any governmental authority with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated by this Agreement and the Ancillary Agreements: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; or making proposals; entering into and performing agreements or submitting to judicial or administrative orders. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Notwithstanding anything to the contrary in this section, none of the Sellers, Target Company Group or the Purchaser shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          4.2 OBLIGATIONS OF THE SELLERS.

               4.2.1 CONDUCT OF BUSINESS, ETC. From the date hereof until the Closing, except (A) for the execution of and the performance under this Agreement and the Ancillary Agreements, (B) for the effect of the consummation of the transactions contemplated hereby and thereby, (C) for the performance of the Sellers' obligations hereunder and thereunder or (D) as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld or delayed, the Sellers shall cause each member of the Target Company Group to:

          (i) conduct their business in the ordinary course in substantially the same manner in which it previously has been conducted and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers (other than those officers disclosed to Purchaser in writing) and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

          (ii) pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with prior practice;

          (iii) perform in all material respects all of its obligations under all Company Contracts and other agreements and instruments relating to or affecting the Business, and comply in all material respects with all laws applicable to it or the Business;

          (iv) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission; and

          (v) not otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 2.14 above.

     From and after the date hereof until the Closing, the Sellers shall not cause or permit any member of the Target Company Group to pay any liabilities or obligations other than (A) trade payables and accrued expenses (including interest on indebtedness for borrowed money and the interest component of finance lease obligations) to unAffiliated third parties which are included in the July 4, 1999 balance sheet included in the Financial Statements, (B) trade payables and accrued expenses (including interest on indebtedness for borrowed money and the interest component of finance lease obligations) to unAffiliated third parties incurred subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, (C) reimbursement of Sellers' direct out-of-pocket costs for Seller Group Employees, but not for any allocation of overhead or similar charge, incurred subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, (D) payments to Sellers and their Affiliates for products supplied to the Target Company Group subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, PROVIDED that the charges for such products are no greater than charged to unAffiliated third parties, (E) reimbursement of Sellers' direct out-of-pocket costs for the accounting personnel assisting in the implementation of the new accounting system in Dallas, but not for any allocation of overhead or similar charge, incurred subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, (F) the Target Company Group's allocable portion of insurance premiums and employee benefit costs, in each case, incurred subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, (G) payments to Employees and operating expenses incurred by such persons in the performance of their employment-related duties and obligations, in each case incurred subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, (H) payments relating to the employment of Robin Johnson incurred subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, (I) fees charged by financial institutions and governmental agencies incurred subsequent to July 4, 1999 in the ordinary course of business and consistent with past practice, (J) liabilities listed on Schedule 4.2.1 (the "LIABILITIES SCHEDULE") in accordance with the payment schedule set forth on the Liabilities Schedule,
(K) Taxes relating to any member of the Target Company Group due and payable for any taxable period (or a portion thereof) beginning on or after January 1, 1999, and (L) payments in respect of any overdraft facility of any member of the Target Company Group.

     Notwithstanding anything herein to the contrary, (A) the Target Company Group may transfer to the Sellers on or before the Closing Date Tax receivables relating to 1998 Tax refunds in the aggregate amount of (pound)236,000, an insurance policy in the amount of (pound)263,000 relating to the deferred compensation plan being retained by Sellers and (pound)194,000 in respect of Taxes relating to any member of the Target Company Group for any taxable period (or a portion thereof) beginning on or after January 1, 1999 directly or indirectly previously paid by the Sellers or any Non-Company Affiliates, (B) Curamik may pay the (pound)277,000 dividend declared by Curamik in respect of its 1998 profits, and (c) the members of the Target Company Group may transfer such amounts to the Sellers or the Non-Company Affiliates, as applicable (which amounts shall be determined by the Sellers Representative in good faith and based on the annualized actual 1999 income of the applicable members of the Target Company Group, as represent each installment due and payable on or prior to the Closing Date for timely payment of estimated 1999 Combined Income Taxes.

               4.2.2 ACCESS AND INFORMATION. Prior to the Closing, the Sellers shall, and, subject to the rights of the minority stockholders of Curamik, shall cause each member of the Target Company Group to (A) give to the Purchaser or its authorized representatives reasonable access at all reasonable times to the properties, books and records of members of the Target Company Group, (B) furnish to the Purchaser or its authorized representatives such financial and operating data and other information with respect to the business and properties of or otherwise relating to members of the Target Company Group, in each case, as the Purchaser may reasonably request, PROVIDED that the Purchaser shall not be entitled to any such access, information or documents for the purposes of conducting any environmental audit or assessment without the prior written consent of the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (C) cooperate with and assist Ernst & Young LLP in connection with (I) their preparation of the audited financial statements required by Section 6.4.6 hereof and (II) their review of the Quarterly Financial Statements required to be delivered by Section 4.2.3 hereof. All such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated September 11, 1998, between the Pur chaser and the Sellers Representative and the Letter Agreement, dated June 8, 1999, between the Purchaser and the Sellers Representative (together, the "CONFIDENTIALITY AGREEMENT"). The Purchaser hereby agrees that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents or other information relating to the Sellers or the members of the Target Company Group provided to the Purchaser or its affiliates or any of their respective advisers or employees pursuant to this Agreement or the Ancillary Agreements.

               4.2.3 UPDATED FINANCIAL STATEMENTS. As soon as available and in any event within 30 days after the end of each accounting month prior to the Closing Date, commencing with July 1999, the Sellers shall deliver to Purchaser the standard monthly reporting packages showing the financial condition and results of operations of each member of the Target Company Group, which packages shall be prepared in the ordinary course of business and consistent with past practice and fairly present the information shown therein. As soon as available and in any event within 45 days after the end of each fiscal quarter ending prior to the Closing Date, commencing with the fiscal quarter ending September 26, 1999, the Sellers shall deliver to Purchaser a combined balance sheet and related combined statements of operations and cash flows of the Target Company Group for such fiscal quarter and the year to date (the "QUARTERLY FINANCIAL STATEMENTS"). All such Quarterly Financial Statements shall be covered by and conform to the representations and warranties set forth in Section 2.5 hereof and shall be included in the term "Financial Statements" for purposes of this Agreement.

          4.3 PAYMENT OF TRANSACTION-RELATED TAXES AND EXPENSES. All transfer, sales, use and similar Taxes and notarial and other transfer related fees arising out of the sale of the Shares and Target Assets pursuant to this Agreement and the Ancillary Agreements shall be paid by the Person specified on
Schedule 4.3. Purchaser shall pay the fees and expenses of Ernst & Young LLP in connection with (I) the preparation of the audited financial statements required by Section 6.4.6 hereof and (II) the review of the Quarterly Financial Statements required to be delivered by Section 4.2.3 hereof.

          4.4 TAXES.

               4.4.1 TERMINATION OF EXISTING TAX SHARING ARRANGEMENTS; TAX SHARING PAYMENT. (a) As of the Closing Date, all existing tax sharing, group relief or similar agreements and arrangements in any jurisdiction (other than any tax sharing agreement or arrangement provided herein) between any member of the Target Company Group, on the one hand, and any of the Sellers or any Affiliate of the Sellers other than any member of the Target Company Group (a "NON-COMPANY AFFILIATE") on the other hand, shall be terminated, and no additional payments shall be made thereunder. After the Closing, neither any member of the Target Company Group, the Sellers nor the Non-Company Affiliates shall have any further rights or liabilities under any such agreements or arrangements for any taxable period (whether the current year, a future year or a past year).

     (b) (i) With respect to any Combined Income Taxes relating to any member of the Target Company Group for taxable periods or portions thereof beginning on or after January 1, 1999 and ending prior to or on the Closing Date (the "1999 COMBINED INCOME TAXES"), such 1999 Combined Income Taxes shall be computed as if no member of the Target Company Group had been included in any Combined Income Tax Return which includes any Seller or any Non-Company Affiliate as a member, and as if, instead, the members (and only such members) of the Target Company Group eligible to file a Return on a consolidated, combined or unitary basis had filed a separate Combined Income Tax Return with respect to such 1999 Combined Income Taxes. Such 1999 Combined Income Taxes shall be computed assuming that the books of the Target Company Group were closed at the close of business on December 31, 1998 and the close of business on the Closing Date (except that deductions (such as depreciation) allowable on a periodic basis and real and personal property Taxes shall be allocated on a daily basis). For purposes of such computation, the Sellers Representative shall (or shall cause its Affiliates to) deliver to the Purchaser a draft of a pro forma Return relating to the 1999 Combined Income Taxes (the "1999 PRO FORMA RETURN") no later than 60 days prior to the due date (including any valid extension) on which the Combined Income Tax Return relating to the 1999 Pro Forma Return is required to be filed with the applicable taxing authority. Unless otherwise provided in this Agreement, the Combined Income Tax Return for 1999 as filed with the applicable taxing authorities shall be consistent with the 1999 Pro Forma Return, and the 1999 Pro Forma Return shall not be affected by any amendments to such Combined Income Tax Return, audit adjustments or claims for refunds. The Purchaser shall have the right at its own expense to review all work papers and procedures used to prepare the 1999 Pro Forma Return. Unless the Purchaser timely delivers notice of objection as specified in this Section 4.4.1(b), the 1999 Pro Forma Return shall be final and binding on the parties without further adjustment. If the Purchaser objects to any item on the 1999 Pro Forma Return, it shall, within 30 days after delivery of such 1999 Pro Forma Return, notify the Sellers Representative in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, disputed items shall be resolved pursuant to the Tax Dispute Resolution Mechanism (as defined in Section 4.4.7). Upon resolution of all disputed items, such 1999 Pro Forma Return shall be adjusted to reflect such resolution and shall be final and binding on the parties without further adjustment.

          (ii) Within five (5) business days after the 1999 Pro Forma Return becomes final, (A) the Purchaser shall (or shall cause its Affiliates to) pay to the Sellers designated by the Sellers Representative the excess, if any, of (X) the 1999 Combined Income Taxes shown on the 1999 Pro Forma Return over (Y) the sum of $277,000 (which amount is equal to the April 15, 1999 and June 15, 1999 estimated Tax payments with respect to the 1999 Combined Income Taxes made by the Target Company Group out of its assets or revenues, as properly computed based on the annualized actual income for 1999 of the applicable members of the Target Company Group) and any similar Tax payment with respect to 1999 Combined Income Taxes made after June 15, 1999 by any member of the Target Company Group out of its assets or revenues (the "1999 TAX") or (B) the Sellers Representative shall (or shall cause its Affiliates to) pay to the Purchaser the excess, if any, of (X) the 1999 Tax over (Y) the 1999 Combined Income Taxes shown on the 1999 Pro Forma Return. In addition, the Sellers Representative shall (or shall cause its Affiliates to) pay to the Purchaser an amount equal to the tax benefit actually realized by the Sellers and the Non-Company Affiliates by use of the loss, if any, shown on the 1999 Pro Forma Return, based upon the assumption that any such loss is the last tax benefit utilized. For avoidance of uncertainty, notwithstanding anything to the contrary contained herein, the Purchaser shall not be responsible for any Combined Income Taxes relating or attributable to any member of the Target Company Group for any period or portion thereof ending on or prior to the Closing Date (other than the payment of the 1999 Combined Income Taxes, if any, pursuant to Section 4.4.1(b)).

     (c) If the Closing Date occurs after December 31, 1999, provisions similar to those contained in Section 4.4.1(b) shall be applicable to determine the Combined Income Taxes attributable to the members of the Target Company Group for the period beginning on or after January 1, 2000 and ending on or prior to the closing Date (the "2000 Combined Income Taxes), except that the amount described in clause (ii)(A)(y) shall equal the sum of all payments with respect to 2000 Combined Income Taxes made after January 1, 2000 by any member of the Target Company Group out of its assets or revenues.

               4.4.2 PAYMENTS. (a) The applicable Sellers shall indemnify and hold harmless the Purchaser and its Affiliates from and against, and be responsible for, any liability for (I) any Stand-alone Taxes (as defined below) of any member of the Target Company Group for any Pre-1999 Period (as defined below), (II) any transaction-related Taxes pursuant to Section 4.3 to the extent set forth on Schedule 4.3 and (III) any Combined Income Taxes (as defined below) imposed on, asserted against or incurred by any member of the Target Company Group, including, without limitation, any increase in


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



such Combined Income Taxes resulting from any audit or examination of a member of the Target Company Group. Subject to this Agreement, the Sellers shall also be responsible for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable expenses and fees for attorneys, consultants, expert witnesses and accountants and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement) incurred by the Purchaser or its Affiliates in connection with the liability for Taxes for which the Sellers are required to indemnify Purchaser hereunder.

     (b) The Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates from and against, and shall be responsible for, any liability for any Taxes (including, without limitation, any Section 338 Taxes (as defined below) and any transaction-related taxes pursuant to Section 4.3 to the extent set forth on Schedule 4.3) with respect to any member of the Target Company Group which are not described as the Sellers' responsibility in the paragraph (a) of this Section 4.4.2. Subject to this Agreement, the Purchaser shall also be responsible for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable expenses and fees for attorneys, consultants, expert witnesses and accountants and expenses reasonably incurred in prosecution, investigation, remediation, defense or settlement) incurred by the Sellers or any Non-Company Affiliate in connection with the liability for Taxes for which the Purchaser is required to indemnify Sellers hereunder.

     (c) For the purposes of Section 4.4, (I) "COMBINED INCOME TAXES" shall mean
(X) any Taxes with respect to any member of the Target Company Group for any taxable period or portion thereof ending on or prior to the Closing Date for which such member has been included or is required to be included (at any time during the periods ending on or before the Closing Date) as a member of an Affiliated Group of which any of the Sellers or any Non-Company Affiliate is or was the common parent for the purpose of paying (or filing a Return with respect to) such Taxes and (Y) any Taxes imposed on, asserted against or incurred by any member of the Target Company Group under Section 1.1502-6 of the Treasury Regulations or similar provisions under state or local law as a result of such member's being a member (at any time on or before the Closing Date) of any Affiliated Group of which any of the Sellers or any Non-Company Affiliate is or was the common parent for the purpose of filing a Return or paying Taxes; PROVIDED, HOWEVER, that Combined Income Taxes shall not include any Section 338 Taxes, (II) "COMBINED INCOME TAX RETURNS" shall mean any Returns relating to any Combined Income Taxes, (III) "SECTION 338 TAXES" shall mean any Taxes arising from or attributable to any election made under Section 338 of the Code (or the comparable provisions of other Tax law) with respect to any member of the Target Company Group in connection with the Purchaser's acquisition of the Shares pursuant to this Agreement or the Local Purchase Agreements, (IV) "STAND-ALONE TAXES" shall mean Taxes other than Section 338 Taxes and Combined Income Taxes, and (V) "PRE 1999 PERIOD" means, with respect to Stand-alone Taxes, a taxable period or portion thereof that ends on or prior to December 31, 1998. If a taxable period begins on or prior to December 31, 1998 and ends after December 31, 1998, then the portion of the taxable period that ends on (and including) December 31, 1998 shall constitute a Pre 1999 Period. For purposes of clause (v) of this Section 4.4.2(c), Taxes attributable to a Pre 1999 Period shall be determined on the basis of an interim closing of the books as of the close of business on December 31, 1998, except that deductions (such as depreciation) allowable on a periodic basis and real and personal property Taxes shall be allocated on a daily basis over the taxable year.

     (d) Notwithstanding anything to the contrary contained in this Agreement, this Section 4.4.2 shall be the exclusive provision governing the responsibility of the Sellers relating to indemnification with respect to the payment of Taxes for any taxable period (or a portion thereof) ending on or before the Closing Date.

               4.4.3 RETURNS. (a) The Sellers Representative and the Purchaser shall cause each member of the Target Company Group, to the extent permitted by law, to join, for all taxable periods of such member of the Target Company Group ending on or prior to the Closing Date, in any Combined Income Tax Return with respect to which such member of the Target Company Group filed such a Combined Income Tax Return for the most recent taxable period prior to the Closing Date and is eligible to file such a Combined Income Tax Return for such taxable periods ending on or prior to the Closing Date. The income, gains, losses, deductions and credits of such member of the Target Company Group for periods ending on or prior to the Closing Date shall be included in such Combined Income Tax Return where applicable. The Sellers shall file, or cause to be filed, all Combined Income Tax Returns relating to any member of the Target Company Group for any taxable period ending on or before the Closing Date, all Returns relating to the Stand-alone Taxes of any member of the Target Company Group for any Pre 1999 Period and all other Returns of any member of the Target Company Group required to be filed (taking into account any valid extension) on or prior to the Closing Date. Any such Returns for which the Sellers are responsible shall, insofar as they relate to items or transactions for periods ending on or prior to the Closing Date and to the extent permitted by applicable Tax law, be filed on a basis consistent with the past custom and practice of the applicable member of the Target Company Group.

          (b) (i) The Purchaser shall file, or cause to be filed, all Returns (including, without limitation, any Return for any taxable period beginning on or after January 1, 1999 but no later than the Closing Date, (such Return, a "STRADDLE PERIOD RETURN")) relating to the business or assets of any member of the Target Company Group other than those Returns described in Section 4.4.3(a). The income, gains, losses, deductions and credits of the Target Company Group, other than those required to be included in the Returns described in Section 4.4.3(a), shall be included in the Returns described in the immediately preceding sentence. Any such Returns for which the Purchaser is responsible shall, insofar as they relate to items or transactions for periods ending on or prior to the Closing Date and to the extent permitted by applicable Tax law, be filed on a basis consistent with the past custom and practice of the applicable member of the Target Company Group.

          (ii) With respect to any Straddle Period Return, the Purchaser shall provide to the Sellers Representative a draft of such Straddle Period Return and Tax information (including, without limitation, work papers and schedules) for review of such Straddle Period Return in a timely manner no later than 60 days prior to the due date (taking into account valid extensions) of filing such Straddle Period Return. The Sellers Representative shall have the right at its expense to review all work papers and procedures used to prepare each such draft Straddle


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



     Period Return. Unless the Sellers Representative timely objects as specified in this Section 4.4.3(b)(ii), each such draft Straddle Period Return shall be final and binding on the parties without further adjustment. If the Sellers Representative objects to any item on any such draft Straddle Period Return, it shall, within 30 days after delivery of such draft Straddle Period Return, notify the Purchaser in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, any disputed item shall be resolved pursuant to the Tax Dispute Resolution Mechanism. Upon resolution of all disputed items, such Straddle Period Return shall be adjusted to reflect such resolution and shall be final and binding on the parties without further adjustment.

          (iii) Notwithstanding the provisions of Section 4.4.2(a), (X) if the Purchaser shall fail to provide notice to the Sellers Representative with respect to a Return or to an audit relating to a Tax as provided in Section 4.4.6, the Sellers shall not be required to pay to the Purchaser pursuant to Section 4.4.2(a) any portion of such Tax to the extent that such failure to give notice results in a lack of actual notice to the Sellers and the Sellers or any Non-Company Affiliates are materially prejudiced as a result of such failure or (Y) if the Purchaser shall file any Straddle Period Return (including amended Returns) described in Section 4.4.3(b)(ii) without complying with the provisions of Section 4.4.3(b)(ii) or any Return (including amended Returns) relating to any Tax described as being the responsibility of the Sellers in Section 4.4.2(a), the Sellers shall not be required to pay to the Purchaser pursuant to Section 4.4.2(a) any portion of such Taxes to the extent that the Sellers or any Non-Company Affiliates are materially prejudiced as a result of such failure to comply (in each case, except to the extent such failure was caused by the Sellers or any Non-Company Affiliates).

          (c) (i) With respect to 1999 Combined Income Tax Returns, the Sellers shall provide the Purchaser a draft of the portion of the schedules, workpapers and attachments, if any, for all such Returns relating to the applicable members of the Target Company Group (the "ATTACHED TAX INFORMATION") for review of Attached Tax Information in a timely manner no later than 60 days prior to the due date (taking into account valid extensions) for filing the 1999 Combined Income Tax Returns. The Sellers may redact any portion of the Attached Tax Information which does not relate to any member of the Target Company Group. The Purchaser shall have the right at its expense to review all workpapers and procedures used to prepare each such draft Attached Tax Information. Unless the Purchaser timely objects as specified in this Section 4.4.3(c)(i), each such draft Attached Tax Information shall be final and binding on the parties without further adjustment. If the Purchaser objects to any item on any such draft Attached Tax Information, it shall, within 30 days after delivery of such draft Attached Tax Information, notify the Sellers Representative in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, any disputed item shall be resolved pursuant to the Tax Dispute Resolution Mechanism. Upon resolution of all disputed items, such Attached Tax Information shall be adjusted to reflect the resolution and shall be final and binding on the parties without further adjustment.

          (ii) Notwithstanding the provisions of Section 4.4.2(b), (x) if the Sellers Representative shall fail to provide notice to the Purchaser with respect to a Return or to an audit relating to a Tax as provided in Section 4.4.6, the Purchaser shall not be required to pay to the applicable Sellers pursuant to Section 4.4.2(b) any portion of such Tax to the extent the failure to give notice results in a lack of actual notice to the Purchaser and the Purchaser, the members of the Target Company Group or their Affiliates are materially prejudiced as a result of such failure or (y) if the Sellers Representative shall file any Attached Tax Information (including amended Attached Tax Information) referred to in Section 4.4.3(c)(i) without complying with the provisions of Section 4.4.3(c)(i) or any Return (including amended Returns) relating to any Tax described as being the responsibility of the Purchaser in Section 4.4.2(b), the Purchaser shall not be required to pay to the applicable Sellers pursuant to Section 4.4.2(b) any portion of such Taxes to the extent the Purchaser, the members of the Target Company Group or their Affiliates are materially prejudiced as a result of such failure to comply (in each case, except to the extent such failure was caused by the Purchaser any member of the Target Company Group or any member of their Affiliates).

               4.4.4 AMENDMENT OF RETURNS. Unless otherwise required by law, the Sellers shall not (and shall not permit any Non-Company Affiliate to) amend any Return with respect to any member of the Target Company Group for any taxable period (including a portion thereof) ending on or prior to the Closing Date, in a way that would reasonably be expected to have an adverse effect on any Tax liability or obligation of any member of the Target Company Group without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Unless otherwise required by law, the Purchaser shall not (and shall not permit any member of the Target Company Group or any of its other Affiliates to) amend any Return with respect to any member of the Target Company Group for any taxable period (including a portion thereof) ending on or prior to the Closing Date, in a way that would reasonably be expected to have an adverse effect on any Tax liability or obligation of any Seller or any Non-Company Affiliate without the prior written consent of the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers and Purchaser shall provide each other with copies of any schedules, workpapers and attachments, if any, for such amended Returns (other than any Combined Income Tax Return) or, in the case of a Combined Income Tax Return, such amended Attached Tax Information, if any, at least 30 days prior to the filing thereof.

               4.4.5 REFUNDS. The Sellers or the Non-Company Affiliates shall be entitled to retain (or shall be entitled to receive immediate payment from the Purchaser of) any refund or credit with respect to Taxes (plus any interest received with respect thereto) (including, without limitation, the refund of the remaining Tax receivable described in the last sentence of Section 4.2.1) from the applicable taxing authorities relating to any member of the Target Company Group that are described as being the responsibility of the Sellers in Section 4.4.2(a), and (b) the Purchaser and the Target Company Group shall be entitled to retain (or shall be entitled to receive immediate payment from the Sellers of) any refund or credit with respect to Taxes (plus any interest received with respect thereto) from the applicable taxing authorities relating to any member of the Target Company Group that are not described as being the right of the Sellers or the Non-Company Affiliates in clause (a) of this


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Section 4.4.5. Any payments made by Purchaser or the Sellers, as the case may be, under this Section 4.4.5 shall be net of any Tax cost to Purchaser or its Affiliates or the Sellers or the Non-Company Affiliates, as the case may be, attributable to the receipt of such Refund, taking into account the deductibility of state and local taxes for other income Tax purposes. Notwithstanding the foregoing, no refunds shall be paid to the Sellers that arise as a result of a carryback of a tax attribute from a taxable period ending after the Closing Date to a taxable period ending on or before the Closing Date, except to the extent Taxes of any Seller or any Non-Company Affiliate are increased as a result of such carryback.

               4.4.6 AUDITS, ETC. Each of the Purchaser and the Sellers Representative shall promptly (and shall cause their respective Affiliates to) notify the other in writing within 10 business days from receipt of notice of any pending or threatened Tax audits or assessments of any member of the Target Company Group relating to any taxable period (or a portion thereof) ending on or prior to the Closing Date. The Sellers shall have the right to represent the interests of the Target Company Group in any Tax audit or administrative or court proceeding to the extent relating to Taxes that are described as being the responsibility of the Sellers in Section 4.4.2(a), and to employ counsel of their choice at their expense; PROVIDED, HOWEVER, that the Purchaser and the Sellers shall each have the right to consult with the other regarding any Tax proceeding relating to any taxable period beginning before but ending after December 31, 1998; and PROVIDED, FURTHER, that any settlement or other disposition of any such Tax proceeding that may adversely affect the Tax liability of any member of the Target Company Group in an amount, individually or in the aggregate, of $10,000 or more for any periods after the Closing Date or would result in an indemnity payment by Purchaser to the Sellers pursuant to
Section 4.4.2(b) may be made subject to the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser shall have the right to represent the interests of the Target Company Group in any other Tax audit or administrative or court proceeding not described as being the right of the Sellers under this Section 4.4.6 and to employ counsel of its choice at its expense; PROVIDED, HOWEVER, that any settlement or other disposition that may adversely affect any obligation of Sellers as set forth in
Section 4.4.2(a) in an amount, individually or in the aggregate, of $10,000 or more or would result in an indemnity payment by the Sellers to the Purchaser pursuant to Section 4.4.2(a) may be made subject to the consent of the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

               4.4.7 THE TAX DISPUTE RESOLUTION MECHANISM. Wherever in this Agreement it shall be provided that a dispute shall be resolved pursuant to the "TAX DISPUTE RESOLUTION MECHANISM", such dispute shall be resolved as follows:
(A) the parties will in good faith attempt to negotiate a prompt settlement of the dispute; (B) if the parties are unable to negotiate a resolution of the dispute within 10 business days, the dispute will be submitted to a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Purchaser and the Sellers Representative (or, if the Purchaser and the Sellers Representative do not agree on such a firm, then a firm chosen by the Arbitration and Mediation Committee of the New York Society of Certified Public Accountants) (the "TAX DISPUTE ACCOUNTANTS"); (C) the parties will present their arguments and submit the proposed amount of each item in dispute to the Tax Dispute Accountants within 10 business days after submission of the dispute to the Tax Dispute Accountants; (D) the Tax Dispute Accountants, whose decision shall


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



be final, conclusive and binding on the parties, shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, by selecting, for each item in dispute, the proposed amount for such item submitted by one party or the other party within 10 business days after the parties have presented their arguments to the Tax Dispute Accountants; (E) notwithstanding any other provision of this Agreement, any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (I) the date on which such payment or action would otherwise be required or (II) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution); PROVIDED, that if a dispute with respect to an item in a Return shall not be resolved on or before the date that is three business days prior to the latest date on which such Return may be filed under applicable Tax law, then the party having the responsibility for filing such Return pursuant to Section 4.4.3 shall file such Return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unresolved disputed items in the manner proposed by such party, and shall, if necessary, upon the resolution of all such unresolved disputed items, file an amended Return reflecting the resolution thereof in the manner so resolved; and (F) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by the Purchaser and the applicable Seller.

               4.4.8 COOPERATION ON TAX MATTERS. (a) The Purchaser and the Sellers shall (and shall cause their respective Affiliates to) cooperate, with respect to the preparation or filing of any Return referred to in Section 4.4.1(b) or 4.4.3 and any Tax audit or administrative or court proceeding referred to in Section 4.4.6. Such cooperation shall include causing the appropriate officer to sign any such Return, executing of the applicable power of attorney, providing such information (including access to books and records) relating to any member of the Target Company Group as is reasonably necessary for the preparation or filing of any such Return or the preparation of any such audit, proceeding, prosecution or defense and making personnel available at and for reasonable times, including, without limitation, to prepare responses to any taxing authority's requests for information, PROVIDED that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties or their respective Affiliates.

     (b) Each of the Purchaser and the Sellers agrees to retain or cause to be retained all books, records, Returns, schedules, documents, work papers and other material items of information relating to Taxes with respect to any member of the Target Company Group for any period (or a portion thereof) ending on or prior to the Closing Date for the longer of (I) the seven-year period beginning on the Closing Date or (II) the full period of the applicable statute of limitations, including any extension thereof, and to abide by all record retention agreements entered into with any taxing authority. Each of the Purchaser and the Sellers agrees to give each other reasonable notice prior to transferring, discarding or destroying any such materials relating to Taxes with respect to any member of the Target Company Group, and, if the other party so requests, to allow the other party to take possession of such materials at its expense.

               4.4.9 CONDUCT OF TAX AFFAIRS ON THE CLOSING DATE. The Purchaser shall cause


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



each member of the Target Company Group to carry on its business on the Closing Date following the conclusion of the Closing in the ordinary course.

          4.5 PUBLICITY. No press release or public announcement related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby shall be issued or made without the joint approval of the Sellers Representative, on the one hand, and the Purchaser on the other hand, unless required by law or London Stock Exchange Limited, the United Kingdom Panel on Mergers and Acquisitions or Nasdaq National Market rule, in which case the Sellers and the Purchaser shall have the right to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement. Notwithstanding the foregoing, (i) Sellers and Purchaser agree that a press release, in substantially the form of
Exhibit 4.5, will be released upon execution of this Agreement, and (ii) Sellers understand and agree that Purchaser will disclose this transaction in the Schedules 14D-1 and 14D-9 and/or proxy statement filed in connection with the proposed acquisition of Purchaser by a private investment firm. Purchaser will provide counsel for the Sellers with drafts of the Schedules 14D-1 and 14D-9 and/or proxy statement prior to their being filed with the Securities and Exchange Commission, and will, to the extent practicable, give consideration to any comments of such counsel, it being understood that there are strict deadlines for the filing of such Schedules.

          4.6 MODIFICATION OF DISCLOSURE SCHEDULES. At any time prior to ten business days before the Closing Date, the Sellers may amend or supplement the schedules attached to this Agreement with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described in such a schedule or that is necessary to complete or correct any information in any representation or warranty contained in
Section 2. No supplement or amendment of a schedule made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing.

          4.7 CONTACT WITH EMPLOYEES, CUSTOMERS AND SUPPLIERS. The Purchaser (and all of its agents and Affiliates and any employees, directors or officers thereof) shall contact and communicate with the employees, customers, suppliers and licensors of any member of the Target Company Group in connection with the transactions contemplated hereby only with the prior written consent of Bowthorpe plc, which consent shall not be unreasonably withheld or delayed but may be conditioned upon an officer of Bowthorpe plc or one of its Affiliates being present.

          4.8 CREDIT SUPPORT ARRANGEMENTS. The Purchaser acknowledges that in the course of the conduct by the members of the Target Company Group of their business, the Sellers and their respective subsidiaries (other than any member of the Target Company Group) have entered into various arrangements (a) in which guarantees (including of performance under contracts, leases or agreements), letters of credit or other credit arrangements, including surety and performance bonds, were issued by or for the account of the Sellers and their respective subsidiaries (other than any member of the Target Company Group) or (b) in which the Sellers and their respective subsidiaries (other than members of the Target Company Group) are the primary or secondary obligors on debt instruments or financing or


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



other contracts or agreements, in any case to support or facilitate business transactions by such Target Company and its subsidiary. Such arrangements are referred to herein as the "CREDIT SUPPORT ARRANGEMENTS". Schedule 4.8 hereto lists all Credit Support Arrangements in effect on the date of this Agreement. Sellers will update Schedule 4.8 from time to time as new Credit Support Arrangements are entered into and existing Credit Support Arrangements expire, it being understood and agreed that Sellers will not, and will not permit their Affiliates to, enter into new Credit Support Arrangements without the prior consent of the Purchaser, such consent not to be unreasonably withheld or delayed. Prior to the Closing, the Purchaser shall (i) obtain replacement Credit Support Arrangements or (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or arrange for itself or one of its subsidiaries to be substituted as the obligor thereof. Following the Closing, the Purchaser shall indemnify the Sellers and their respective Affiliates from and against any loss, obligations, cost or expense (including reasonable attorneys' fees) they may suffer arising out of the Credit Support Arrangements, except to the extent such loss, obligation, cost or expense was caused by Sellers' actions or omissions. Notwithstanding anything to the contrary herein, the Sellers shall retain all liability for any obligations of Thermalloy, Inc. and Thermalloy Investment Company to permit Larry Tucker's continued participation in the Salary Continuation Plan or a plan that is substantially equivalent in all material respects (which obligations are set forth in the expired Employment Agreement, dated September 22, 1998, between Thermalloy, Inc. and Larry Tucker, certain provisions of which survive expiration by express incorporation into the Manufacturer's Representative Agreement, dated August 1, 1996, between Thermalloy, Inc. and Larry Tucker).

          4.9 INTERCOMPANY ACCOUNTS. All intercompany accounts between any member of the Target Company Group, on the one hand, and any Seller or any Non-Company Affiliate, on the other hand, other than (I) those arising after July 4, 1999 in respect of amounts permitted under clauses (c), (d), (e), (f),
(g), (h) or (i) of the second paragraph of Section 4.2.1 hereof, (II) those arising on or after January 1, 1999 in respect of Taxes, including the obligation to pay (pound)194,000 referred to in the third paragraph of Section
4.2.1 hereof and (III) the dividend of (pound)277,000 referred to in the last sentence of this Section 4.9, shall be cancelled as of the close of business on the business day immediately preceding the Closing Date. Where any cancellation contemplated by this Section 4.9 is either unlawful or gives rise to a Tax liability in a member of the Target Company Group, the parties shall take such steps as are required to put the parties in, to the nearest extent possible, the position they would have been in had the cancellation not been unlawful or such Tax liability not arisen. Sellers shall, and shall cause the Target Company Group to, cancel all dividends declared by any member of the Target Company Group after January 1, 1999 but unpaid at July 4, 1999, including the (pound)560,000 dividend payable included on the July 4, 1999 balance sheet included in the Financial Statements but excluding the dividend of (pound)277,000 declared by Curamik in respect of its 1998 profits. Sellers shall assume, pursuant to an assignment and assumption agreement reasonably acceptable to Purchaser, the $523,000 deferred compensation liability for retired employees and the (pound)822,000 liability for 1998 Taxes, which Taxes Sellers have agreed to pay pursuant to Section 4.4.

          4.10 TARGET ASSETS. On or prior to the Closing Date, Bowthorpe GmbH shall enter into an asset purchase agreement, substantially in the form of
EXHIBIT 4.10 (the "TARGET ASSET PURCHASE


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



AGREEMENT"), for the sale of certain assets owned by Bowthorpe GmbH used in the business and operations of ElBoMec and Redpoint set forth on Schedule 4.10 (the "TARGET ASSETS").

          4.11 NO SOLICITATION. (a) None of the Sellers nor any of their Affiliates, whether acting directly or through any authorized agent, attorney or representative, shall, from the date hereof through the Closing Date (the "EXCLUSIVITY PERIOD"), (i) solicit, encourage or entertain any offers from any Person other than Purchaser, or initiate or enter into any form of preliminary discussion or negotiation with any Person other than the Purchaser for a purchase (or other acquisition), merger, share exchange or other consolidation, sale of stock or other equity securities or any other form or manner of transaction, howsoever described or denominated, of any member of the Target Company Group or, other than in the ordinary course of business, any properties or assets used in the conduct of the Business, or any option or other contractual right with respect to any of the foregoing or (ii) in connection with any offer or proposal furnish or cause to be furnished any non-public information relating to any member of the Target Company Group to any Person (other than Purchaser and its agents and representatives or except as required by applicable law, the London Stock Exchange Limited or the United Kingdom Panel on Mergers and Acquisitions). In the event any Seller or any of its Affiliates receives any offer, proposal or other communication to enter into any such negotiations with a party other than Purchaser during the Exclusivity Period, such Seller will provide prompt notice of the same to Purchaser.

     (b) The parties hereto recognize and acknowledge that a breach by Sellers of this Section 4.11 will cause irreparable and material loss and damage to Purchaser as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy (without the posting of a bond) is an appropriate remedy for any such breach.

          4.12 DISCHARGE OF INDEBTEDNESS AND LIENS. At or prior to the Closing, Sellers shall cause (A) to be paid in full (I) all amounts outstanding under the Target Company Group's overdraft facilities, up to a maximum of (pound)1,313,000 And (ii) all other indebtedness for borrowed money of each member of the Target Company Group to unAffiliated third parties, including any guarantee of indebtedness for borrowed money of any other Person and loans from minority stockholders and including without limitation all loans and obligations, as shown on the Liabilities Schedule, except to the extent permitted to be paid prior to the Closing Date by the Target Company Group in accordance with the Liabilities Schedule and except any obligations to be transferred as set forth in clause (c) of this Section 4.12, (B) all Liens (other than Permitted Liens) on any real or personal property owned or leased by any member of the Target Company Group to be terminated or otherwise discharged in the manner and to the extent provided in Section 2.7(a) and (C) that certain lease of the Property (as defined below), dated as of April 24, 1981, as amended, between David H. Kennington and Thermalloy, Inc. to be transferred to the Sellers pursuant to an assignment and assumption agreement reasonably acceptable to Purchaser whereby the Sellers will assume all of Thermalloy Inc.'s obligations under the lease and will allow Thermalloy Inc. to continue to use the Property as long as it desires, subject to Thermalloy Inc.'s obligation to comply with all covenants of the lease, other than the obligation to pay rent, for the period from the Closing Date until Thermalloy, Inc. ceases to use the Property. At the Closing, the

Target Company Group or, if the Target Company Group does not have sufficient available cash, the Purchaser, shall pay in full all amounts, if any, outstanding under the Target Company Group's overdraft facilities in excess of (pound)1,313,000, together with all interest accrued and unpaid on the indebtedness for borrowed money and guarantees thereof paid or discharged pursuant to the first sentence of this Section 4.12.

          4.13 CONFIDENTIALITY. From and after the Closing Date, the Sellers shall, and shall cause their respective Affiliates and their respective officers, directors, employees and advisors (collectively, the "RECIPIENTS") to, keep confidential any information relating to the Target Company Group or the Business, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Sellers or any of the Recipients, or (iii) is or becomes available to the Sellers or any of the Recipients on a non-confidential basis from a source that to the Sellers' or such Recipient's knowledge is not prohibited from disclosing such information to the Sellers or such Recipient by a legal, contractual or fiduciary obligation to any other Person; PROVIDED, HOWEVER, that nothing contained in this Section 4.13 shall prohibit the Sellers from disclosing any information in connection with the filing of Tax Returns or any arbitration, action or proceeding by or against the Purchaser or any of its Affiliates against or by the Sellers or any of their Affiliates or, subject to the provisions of the next sentence, any other disclosure required by court order, law, a request of a governmental authority, rules of the London Stock Exchange or administrative process. Should any Seller or Recipient be required to disclose any such information in response to a court order or as otherwise required by law, a request of a governmental authority, rules of the London Stock Exchange or administrative process, it shall inform the Purchaser in writing of such request or obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed and shall cooperate with Purchaser, so that a protective order or other appropriate remedy may be obtained by Purchaser or any Person designated by Purchaser. If any Seller or Recipient is obligated to make the disclosure, it may make such disclosure, but only to the extent to which it is so obligated, but not further or otherwise.

          4.14 INSURANCE. Effective 12:01 a.m. (New York City time) on the Closing Date, the Target Company Group and the Business shall cease to be insured by the Sellers' insurance policies; PROVIDED, HOWEVER, that with respect to insurance coverage written on an "occurrence basis" and for which any member of the Target Company Group was an insured under such policies, then (I) for the first year following the Closing Date, such member shall continue to be an insured under such policies to the extent the events giving rise to a claim under such policies occurred prior to 12:01 a.m. (New York City time) on the Closing Date, and (II) the Sellers agree to cooperate with such member for the first year following the Closing Date in making claims under the Sellers' insurance policies in connection with insurable events that occurred prior to 12:01 a.m. (New York City time) on the Closing Date and shall promptly remit any recoveries that the Sellers receive with respect thereto to the Target Company Group. Purchaser acknowledges and agrees that the Sellers shall have no liability with respect to any failure by any carrier under such insurance policies to make payment with respect to any such claim. Furthermore, the Purchaser acknowledges and agrees that the Sellers shall not have any liability to Purchaser or the Target Company Group with respect to deductibles and the failure of any claim to be covered as a result of such deductibles under any insurance coverage with respect to the Target


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



Company Group or the Business.

          4.15 NON-COMPETITION. (a) For a period of two (2) years from the Closing Date (the "RESTRICTED PERIOD"), Bowthorpe plc shall not, and shall cause its subsidiaries not to, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, stockholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other Person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in any Person engaged in the business of designing, manufacturing or selling products that remove heat from electrical and electronic components and systems (the "THERMAL MANAGEMENT BUSINESS") (the "RESTRICTED ACTIVITIES"). The record or beneficial ownership by Bowthorpe plc and its subsidiaries of up to one percent (1%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.

     (b) During the Restricted Period, Bowthorpe plc shall not, and shall cause its subsidiaries not to, whether for its own account or for the account of any Person, (I) solicit, endeavor to entice away from Aavid Thermal Technologies, Inc. or any of its subsidiaries, including without limitation the members of the Target Company Group (collectively, the "AAVID GROUP"), or otherwise interfere with the relationship of any member of the Aavid Group with, any Person that,
(A) during the Restricted Period, is employed by or otherwise engaged to perform services for any member of the Aavid Group (including, but not limited to, any independent sales representatives or organizations) or (B) during the Restricted Period, is, or, during the one (1)-year period preceding the Closing, was, a customer or client of the Aavid Group or (II) solicit, interfere with or entice from the Aavid Group any employee of the Aavid Group, but nothing in this subparagraph (b) shall preclude Bowthorpe plc or any of its subsidiaries from
(A) general advertising for employees which is not directed at members of the Aavid Group or (B) soliciting or otherwise doing business with any independent sales representatives or organizations, customers or clients other than in connection with the Thermal Management Business, so long as Bowthorpe plc or such subsidiary would not reasonably expect its activities to interfere with the relationship of the Aavid Group with such Person in the Thermal Management Business.

     (c) The Restrictive Covenants (as defined below) set forth herein have been separately bargained for to protect the Business, including goodwill, being acquired by Purchaser hereunder and to ensure that Purchaser shall have the full benefit of the value thereof. The Sellers recognize and acknowledge that the business and markets of the Aavid Group (including without limitation the thermal management business) are national and international in scope, and that the Purchaser is investing substantial sums in purchasing the Business and in consideration for the Restrictive Covenants contained in this Agreement, that such covenants are necessary in order to protect and maintain the legitimate business interests of the Aavid Group and are reasonable in all respects, and that Purchaser would not consummate the transactions contemplated hereby but for such agreements. The Sellers hereby waive, on behalf of themselves and their subsidiaries, any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their


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



term. The Sellers acknowledge and agree that a substantial and legally sufficient portion of the Purchase Price is attributable to the Restrictive Covenants and the Sellers, on behalf of themselves and their subsidiaries, hereby waive any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary

     (d) If Bowthorpe plc or any of its subsidiaries breaches, or threatens to commit a breach of, any of the provisions of this Section 4.15 (the "RESTRICTIVE COVENANTS"), the Aavid Group shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law or in equity, the rights to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Aavid Group and that money damages would not provide an adequate remedy to the Aavid Group. The Sellers, on behalf of themselves and their subsidiaries, covenant and agree not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

     (e) The existence of any claim or cause of action by any Seller or any of its Affiliates against any member of the Aavid Group shall not constitute a defense to the enforcement by the Aavid Group of the Restrictive Covenants, but such claim or cause of action shall be litigated separately.

     (f) In addition to the remedies the Aavid Group may seek and obtain pursuant to Section 4.15(d) hereof, the Restricted Period shall be extended by any and all periods during which Bowthorpe plc or any of its subsidiaries shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over it to have been in violation of the Restrictive Covenants.

     (g) Whenever possible, each provision of this Section 4.15 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 4.15 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 4.15. If any provision of this
Section 4.15 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 4.15 but shall be confined in its operation to the provision of this Section 4.15 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 4.15 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

     (h) Notwithstanding anything in this Section 4.15 to the contrary, nothing herein shall prevent Bowthorpe B.V. from continuing to operate Thermalloy Malaysia in the ordinary course of business and consistent with the past practice from and after the Closing Date if the Malaysian Shares are not transferred to Purchaser at the Closing; PROVIDED, HOWEVER, that the operation of Thermalloy Malaysia cannot be expanded beyond the scope of its operations on the date of this Agreement.

          4.16 REMEDIATION OF EXISTING ENVIRONMENTAL CONDITIONS. (a) For purposes of this


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

Section 4.16, the following capitalized terms shall have the following meanings:

          "ENVIRONMENTAL CONDITIONS" means any pollution, contamination, degradation, damage or injury caused by or arising from the generation, handling, use, treatment, storage, transportation, disposal, discharge, release, or emission of volatile organic compounds ("VOCs").

          "VCP" means the Voluntary Cleanup Program implemented by the Texas Natural Resource Conservation Commission ("TNRCC") under House Bill 2296 of the 74th Legislature, codified at Tex. Health & Safety Code Ann. ch 361, subch. S (Vernon Supp. 1999), and all regulations promulgated thereunder.

     (b) With respect to the property operated by Thermalloy, Inc. located at 2021 West Valley View Lane in Dallas, Texas (the "PROPERTY"), the Sellers covenant that they will timely remediate under the VCP all Environmental Conditions existing on, at or underlying the Property as of the Closing Date in accordance with the provisions set forth in this Section 4.16.

     (c) Sellers shall remediate the Property to the satisfaction of the TNRCC. The determinations of the TNRCC shall be final and binding on the parties hereto. All remediation obligations shall be governed by the classification of the Property as an industrial site.

     (d) Purchaser further agrees that the Sellers shall control all investigation and remediation activities addressed in this Section 4.16 and shall control all communications, discussions and negotiations with the TNRCC. Unless required by applicable law, Purchaser may not conduct any communications, discussions or negotiations with the TNRCC relating to this remediation without the prior consent of the Sellers.

     (e) Sellers shall provide copies of any and all remedial action plans, closure plans or other similar plans to Purchaser for review and comment before implementation of the same. No remedial action plan or closure plan shall be implemented if it unreasonably interferes with the Purchaser's operations.

     (f) The procedures to be followed for the remediation of the Property and approval of the plans are as follows:

          (i) The Sellers will prepare the VCP application for submission to the TNRCC, along with the documentation and reports necessary to support the application. Purchaser will be permitted to be a co-applicant on the VCP application, but will not be required to enter into any agreed orders or similar agreements required by the TNRCC to be accepted into the VCP. Purchaser will be provided a period of ten (10) business days to review and provide comments on the VCP application or supporting documentation before the foregoing is submitted to the TNRCC; however, Sellers are under no obligation to incorporate any of Purchaser's comments in the VCP application.

          (ii) The Sellers will prepare a draft Closure Plan for submission to the TNRCC. Purchaser will be afforded ten (10) business days to provide comments to Sellers on the draft Closure Plan before the plan is submitted to the TNRCC. Sellers will submit a revised Closure Plan to Purchaser within ten (10) working days upon receipt of Purchaser's comments.

          (iii) The Sellers will submit the Closure Plan to the TNRCC within twenty (20) days of receipt of Purchaser's comments on the final draft Closure Plan.

          (iv) The Sellers covenant that they will commence the work described in the Closure Plan within fifteen (15) days of receiving TNRCC approval of the Closure Plan and will proceed in a timely manner to complete the work and to prepare the documentation necessary to achieve a Final Certificate of Completion from the TNRCC for the Property.

          (v) The Sellers agree to provide Purchaser with copies of all written communications transmitted by the Sellers, or their agents, representatives, contractors or attorneys on their behalf, to the TNRCC, and all written communications received from the TNRCC with respect to any of the existing Environmental Conditions on the Property or any of the plans described herein. The Sellers further agree to allow Purchaser to have representatives present during all meetings with the TNRCC.

          (vi) All costs of the Sellers' investigation and any remediation conducted on the Property that is required by the TNRCC in order to achieve a final Certificate of Completion pursuant to this Section 4.16 will be paid by the Sellers.

          (vii) All remediation shall be conducted in a manner that does not interfere unreasonably with Purchaser's operation of the Property. Subject to the Sellers' right to direct the work, Purchaser shall be kept advised of, and may monitor, the implementation of the remediation. Purchaser, at its sole expense, may also reasonably inspect all stages of the remediation provided that such inspection does not interfere with or delay the work.

          (viii) The Sellers shall be granted access to the Property during normal business hours or at such other times as may be agreed upon by Purchaser and the Sellers, for the purpose of implementing any remediation for which they are responsible under this Agreement. The Sellers shall coordinate with Purchaser as to the timing of specific remediation activities so as to minimize any disruption to Purchaser's operations. In this regard, the Sellers shall provide Purchaser with at least two (2) business days advance notice of their intention to enter the Property for the purposes of performing remediation work. Purchaser and the Sellers agree to cooperate in good faith to select a mutually acceptable alternative date for entry onto the Property if entry on the date desired by the Sellers would result in an unreasonable interference with Purchaser's use or operation of the Property.

          (ix) The Sellers agree that, in performing remedial activities on or at the Property, the Sellers or their agents, contractors and subcontractors shall carry liability insurance in the following minimum amounts:

           KINDS OF INSURANCE                  IN LIMITS NOT LESS THAN
           ------------------                  -----------------------

           Workmen's Compensation              Statutory

           Employer's Liability                $100,000 each accident/disease
                                               $500,000 Policy Limit

           Comprehensive General               Combined Bodily Injury and
                                               Property Damage
                                               $1,000,000 each person
                                               $1,000,000 each occurrence

           Automotive Bodily Injury            $1,000,000 each person
           Liability (including hired
           automobiles and non-ownership
           liability).

           Errors and Omissions                $1,000,000 each occurrence
           (Professional Liability)            $2,000,000 annual aggregate

     Furthermore, Purchaser shall be named as an additional insured on all of the foregoing policies except for Worker's Compensation.

     (x) Purchaser agrees that the Sellers shall not be responsible for any investigation or remediation at the Property that relates to, or arises from, any Environmental Condition caused by the Purchaser or caused by any Person other than Sellers or their employees, agents or contractors after the Closing Date. Such costs and expenses shall be borne by the Purchaser.

     (g) The Sellers, jointly and severally, agree to indemnify, defend, and hold Purchaser free and harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorney's fees and costs, arising out of or caused by the conduct of the remediation by the Sellers; PROVIDED, that the Sellers shall not have any obligation to pay any consultants', engineers' or attorneys' fees, or any other expenses or fees incurred by the Purchaser in exercising its rights of monitoring or inspection in the remediation pursuant to this Section 4.16. The Sellers, jointly and severally, agree to indemnify, defend and hold Purchaser free and harmless from any loss, injury, damage, claim, lien, cost or expense arising out of (x) any subsequent remediation, monitoring or inspection of the Property required by the TNRCC with respect to VOCs, other than VOCs which Sellers can prove were released, disposed, generated or used by the Purchaser, its agents or Affiliates after the Closing or (y) any claim by David H. Kennington, as landlord of the Property, or any other third party, arising out of the presence of VOCs on the Property, other than VOCs which Sellers can prove were released, disposed, generated or used by the Purchaser, its agents or Affiliates after the Closing; PROVIDED that, notwithstanding any provision in this Agreement to the contrary, the rights to indemnification set forth in this paragraph (g) shall not be transferable, directly or indirectly, to any other Person, including without limitation, any subsequent transferee of the leasehold interest in the Property or any of the assets or stock of Thermalloy, Inc.; and PROVIDED FURTHER that, the indemnity set forth in this clause (g) is intended to benefit only the Purchaser and its Affiliates.

     (h) Promptly following the Closing, the Purchaser shall commence, at its expense, additional environmental assessments, investigations or studies of the Property, as it deems appropriate. To the extent any such assessment, investigation or study undertaken by the Purchaser after the Closing indicates the presence of any Hazardous Substance (other than VOCs, which are provided for above) above the level permitted by applicable law such presence shall be considered a breach of the representations and warranties set forth in Section
2.16 regardless of whether set forth in the Disclosure Schedules. The representations, warranties, indemnities and other undertakings set forth herein shall not be affected by any such assessment, investigation or study or lack thereof, or the results of any such assessment, investigation or study.

          5. EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

          5.1 COMPENSATION AND BENEFITS OF TARGET COMPANY EMPLOYEES. (a) From and after the Closing, the Purchaser shall, or shall cause a Target Company or such Target Company's subsidiary or one of the Purchaser's subsidiaries, as applicable, to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities with respect to the Employees under each Target Company Group Benefit Plan (other than those Target Company Group Benefit Plans sponsored or maintained by Sellers, including without limitation those listed on
Schedule 5.1) and each Employment Agreement. Except as otherwise expressly provided herein, the Sellers shall honor, pay, perform, satisfy and be solely responsible for any and all liabilities, obligations and responsibilities (I) under any Target Company Group Benefit Plan that is disclosed on Schedule 5.1(II) under any Target Company Group Benefit Plan that is not disclosed on
Schedule 2.9, (III) under the Thermalloy Inc. Salary Continuation Plan and any obligations of Thermalloy, Inc. and Thermalloy Investment Company to permit Larry Tucker's continued participation in the Salary Continuation Plan or a plan that is substantially equivalent in all material respects (which obligations are set forth in the expired Employment Agreement, dated September 22, 1998, between Thermalloy, Inc. and Larry Tucker, certain provisions of which survive expiration by express incorporation into the Manufacturer's Representative Agreement, dated August 1, 1996, between Thermalloy, Inc. and Larry Tucker) and
(IV) with respect to any Target Company Group Benefit Plan participant who is not an Employee or the beneficiary or dependent of an Employee. Nothing in this
Section 5.1 shall preclude the Purchaser or any Target Company or its subsidiary from, at any time following the Closing, (i) unilaterally amending, modifying or terminating any particular Assumed Target Company Benefit Plan pursuant to the relevant provision of such Assumed Target Company Benefit Plan, PROVIDED that the covenants set forth in this Section 5 are satisfied, or (ii) terminating the employment of each Employee actively employed by such Target Company or its subsidiary immediately prior to the Closing (the "ACTIVE EMPLOYEES"), so long as, if such termination occurs prior to six (6) months following the Closing Date and such termination is not for cause, any such terminated Active Employee receives severance and other termination benefits upon or in connection with such termination in an amount which is at least equal to the severance and other termination benefits which would have been provided to such Active Employee if his or her employment had been terminated for the same reason immediately prior to the Closing, all of which benefits are described on Schedule 2.9. Notwithstanding the foregoing, Sellers shall bear (I) any relocation and similar costs and loyalty bonus payable to Robin Johnson in connection with the termination of his employment and (II) any loyalty bonus payable to any other Person pursuant to an arrangement entered into by Sellers or any member of the Target Company Group at any time prior to the Closing.

     (b) Active Employees shall be given credit for all service with the Target Companies for purposes of eligibility and vesting, to the same extent as such service was credited for such purpose by Sellers under any Target Company Group Benefit Plan prior to the Closing Date, under each employee benefit plan, program or arrangement of Purchaser or any of its subsidiaries in which the Active Employees are eligible to participate, PROVIDED, HOWEVER, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

     (c) Purchaser and the Sellers agree to comply with the agreements set forth in EXHIBIT 5.1 attached hereto.

     (d) (i) If, by operation of law as provided for in Section 613a of the German Civil Code, the employment contracts of Helmut Scheuering and Jurgen Mullmaier the ("German Employees") have effect after Closing as if originally made between the Purchaser or the Purchaser's German subsidiary and the German Employees the Sellers agree that they shall or shall procure that Bowthorpe GmbH shall:

          (A) perform and discharge for their own account all their obligations towards the German Employees for the period up to and including Closing; and

          (B) indemnify the Purchaser against all liabilities arising from the Sellers, or Bowthorpe GmbH's performance and discharge of those obligations (including any failure by the Sellers or Bowthorpe GmbH to inform and/or consult the German Employees' representatives before the transfer of their employment to the Purchaser or the Purchaser's German subsidiary).

          (ii) If any contract of employment of any person employed by Bowthorpe GmbH who is not a German Employee is found or alleged to have effect pursuant to Section 613a of the German Civil Code on or after Closing as if it was a contract of employment originally made with the Purchaser or the Purchaser's German subsidiary, the Sellers agree that:

          (A) in consultation with the Purchaser, it shall or shall procure that Bowthorpe GmbH shall within seven days of discovering such a finding or allegation or within seven days of being so requested by the Purchaser make to such person an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

          (B) such offer of employment will be on terms and conditions which, when taken as a whole do not materially differ from the terms and conditions of employment of that person immediately before Closing.

Upon that offer being made, or at any time after the expiry of seven days from a request by the Purchaser for the Sellers to make or procure that Bowthorpe GmbH make that offer, the Purchaser shall terminate the employment of the person concerned, and the Sellers shall indemnify and hold harmless and keep the Purchaser indemnified against all and any claims, costs, liabilities, losses, expenses, damages, demands and actions (including, without limitation, legal costs) directly or indirectly arising both out of or relating to the employment of such person from Closing until such termination and the termination of such employment (including without prejudice to the generality of the foregoing any redundancy pay and compensation for breach of contract or unfair dismissal).

          (iii) The Sellers shall make available, to the extent such individuals remain employees of the Sellers or their Affiliates, the German Employees and the two French salesmen currently employed by Hellermann Tyton S.A., an Affiliate of Bowthorpe plc, until the employment of such individuals can be transferred to Affiliates of Purchaser.

          (iv) Purchaser shall reimburse the Sellers for the actual out-of-pocket expenses relating to the employment of such individuals, but not for any allocation for overhead or depreciation. Subject to subparagraph (v) Purchaser shall be responsible for any severance expense with respect to these individuals if Purchaser determines not to transfer their employment to Purchaser's Affiliates.

          (v) Subject to subparagraph (vi) Purchaser shall have no liability to such employees if they cease to be employed by Sellers or their Affiliates through the act or default of Sellers or their Affiliates or if such employees refuse to accept a "comparable offer" of employment made with 120 days following Closing made by the Purchaser or its Affiliates; for the purpose of this subparagraph the expression "comparable offer" shall mean an offer at least as favorable to the employee as the terms of his existing engagement with the Sellers or their Affiliates;

          (vi) Purchaser covenants with Sellers and their Affiliates that in relation to each of such employees it shall:

          (A) not engage in any conduct which, if any such employee had been an employee of Purchaser or its Affiliates, could reasonably be considered unfair or repudiatory conduct in its nature on the part of the Purchaser or its Affiliates;

          (B) provide Sellers and Sellers' Affiliates with all reasonable assistance as Sellers and Sellers' Affiliates shall reasonably require in connection with defending any claim any such employee may bring against Sellers and Sellers' Affiliates; and

          (C) maintain a complete and accurate record of all communications between Purchaser and its Affiliates and all such employees relating to their employment by the Purchaser or its Affiliates following Closing.

          (vii) Sellers covenant with Purchaser that in relation to each of such employees they shall provide or shall procure that Sellers' Affiliates provide the Purchaser with all reasonable assistance as Purchaser shall reasonably require in connection with defending any claim any such employee may bring against Purchaser.

     (e) The Sellers shall make available, to the extent such individuals remain employees of the Sellers or their Affiliates, the services of the two German salesmen currently employed by Bowthorpe GmbH and the two French salesmen currently employed by Hellermann Tyton SA, an Affiliate of Bowthorpe plc, until the employment of such individuals can be transferred to Affiliates of Purchaser. Purchaser shall reimburse the Sellers for the actual out-of-pocket expenses relating to the employment of such individuals, but not for any allocation for overhead or depreciation. Purchaser shall be responsible for any severance expense with respect to these individuals if Purchaser determines not to transfer their employment to Purchaser's Affiliates.

          5.2 SAVINGS PLAN. (a) As of the Closing Date, each of the Target Companies shall cease to be a participating employer under the 401(k) Retirement and Profit Sharing Plan for Employees of the U.S. Affiliates of Bowthorpe (the "SELLER SAVINGS PLAN") and the Sellers shall take any and all actions necessary to effect such cessation of participation. As soon as practicable, but in no event later than 120 days after the Closing Date, the Purchaser shall, or shall cause the Company to, establish or designate, a defined contribution plan (the "PURCHASER'S INVESTMENT PLAN") to provide benefits to the Active Employees (for purposes of this Section 5.2, Active Employees shall include those Employees on disability, vacation and approved leaves of absence) who are participants in the Seller Savings Plan as of the Closing Date (the "ACTIVE SAVINGS PARTICIPANTS"). The Purchaser's Investment Plan shall contain such provisions required to be provided pursuant to Section 411(d)(6) of the Code by a transferee plan.

     (b) As soon as practicable after the Closing Date, upon the reasonable determination by Purchaser and the Sellers Representative, that the Seller Savings Plan, in form, meets the requirements of Sections 401(a) and (k) of the Code, the Sellers shall cause to be transferred to the Purchaser's Investment Plan an amount equal to the account balances of all Active Savings Participants as of the end of the date ended immediately prior to the transfer date (the "TRANSFER DATE"). Such distribution shall be effected by a transfer in cash or by the transfer of a proportionate interest in any investments held for the benefit of such Active Savings Participants under the terms of the Seller Savings Plan, PROVIDED THAT, to the extent that any loan had been extended to any Active Savings Participant from the Seller Savings Plan prior to the Closing Date, such loans and any promissory notes or other documents evidencing such loans shall be transferred to the Purchaser's Investment Plan and shall be valued based on the outstanding principal and interest due thereunder. From and after such transfer from the Seller Savings

Plan to Purchaser's Investment Plan in accordance with the provisions of this
Section 5.2, the Purchaser's Investment Plan shall be solely responsible for the provision of all benefits to the Active Savings Participants previously provided under the Seller Savings Plan.

     (c) As of the Closing Date, Purchaser shall contribute to the Seller Savings Plan, on behalf of each Employee who contributed 401(k) contributions to the Seller Savings Plan during the plan year in which the Closing Date occurs, a matching contribution for such plan year to the extent such matching contribution has been accrued on the most recent balance sheet included in the Financial Statements. Sellers shall cause the Employees to be fully vested in their accrued benefits under the Seller Savings Plan. Sellers shall take all necessary actions (including, without limitation, by amending the Seller Savings Plan to allow contributions on behalf of participants who are not employed by Sellers or its affiliates on the last day of the plan year and who do not complete 1,000 hours of service during such plan year) to cause the contributions and vesting referenced in this Section 5.2(c) to occur.

          5.3 NO THIRD PARTY BENEFICIARIES. Nothing in this Section 5 is intended, or shall be construed, to confer upon any person, other than the parties to this Agreement and their successors and permitted assigns, any rights or remedies by reason of this Section 5.

          6. CONDITIONS PRECEDENT.

          6.1 GENERAL. The respective obligations set forth herein of the Sellers and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment or waiver, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4.

          6.2 CONDITIONS TO OBLIGATIONS OF BOTH PARTIES.

          6.2.1 CONSENTS. All governmental consents listed on Schedules 2.3(b) and 3.3(b) and all third party consents listed on Schedule 6.2.1 shall have been obtained. If notifications are required to be filed under the HSR Act or the antitrust, competition or comparable laws of any foreign jurisdiction, the waiting period under the HSR Act or such other laws shall have been terminated or expired.

          6.2.2 NO INJUNCTION. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction, local or foreign, and no statute, rule or regulation shall have been enacted, in each case restraining or prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and no proceeding seeking to prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements which has a reasonable likelihood of success shall be pending.

          6.2.3 PURCHASE AND SALE OF SHARES. At the Closing, Sellers shall sell all of the Shares (other than the Malaysian Shares to the extent provided in Section 1.2) and Purchaser shall purchase all of the Shares (other than the Malaysian Shares to the extent provided in Section 1.2).

          6.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS.

          6.3.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The representations and warranties in Section 3 (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

          6.3.2 OFFICER'S CERTIFICATE. The Purchaser shall have delivered on the Closing Date to the Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, as to the fulfillment of the conditions set forth in Section 6.3.1.

          6.4 CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

          6.4.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The representations and warranties in Section 2 (i) that are qualified as to materiality shall be true in all respects on and as of the Closing Date and (ii) that are not qualified as to materiality shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date. Each Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

          6.4.2 OFFICER'S CERTIFICATE. The Sellers shall have delivered on the Closing Date to the Purchaser a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, as to the fulfillment of the conditions set forth in Sections 6.4.1 and 6.4.4.

          6.4.3 RESIGNATIONS. The directors and officers of any member of the Target Company Group (other than Curamik) specified in a notice delivered by the Purchaser to the Sellers at least five days prior to the Closing and each director and officer of Curamik appointed by Seller shall have submitted their resignations, or shall have been removed by shareholder action, from the Boards of Directors and as officers of such members, effective as of the Closing Date, in each case without liability to any member of the Target Company Group. For purposes of this Section 6.4.3, the officers who must submit their resignations are those Persons who are employees of any Seller or any Affiliate and who do not devote their full working time to the Target Company Group.

          6.4.4 MATERIAL ADVERSE CHANGE. Since July 4, 1999, there shall have been no material adverse change in the business or financial condition of the Target Company Group taken as a whole, other than those relating to or those that are as a result of (i) generally applicable economic conditions or (ii) the Target Company Group's industry in general.

          6.4.5 FIRPTA CERTIFICATE. Bowthorpe International shall have delivered on the Closing Date to the Purchaser a certificate, as contemplated under and meeting the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations to the effect that Bowthorpe International is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

          6.4.6 AUDITED FINANCIAL STATEMENTS. The Sellers shall have delivered to Purchaser audited combined balance sheets of the Target Company Group as of December 31, 1997 and 1998 and the related audited combined statements of income and cash flows for each of the years ended December 31, 1996, 1997 and 1998, accompanied by an unqualified report of the Sellers' independent accountants, Ernst & Young (the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements shall be prepared in accordance with United Kingdom generally accepted accounting principles, shall be accompanied by a reconciliation to United States generally accepted accounting principles, shall be covered by and conform to the representations and warranties set forth in Section 2.5(a) hereof, and shall be included in the term "Financial Statements" for purposes of this Agreement.

          7. INDEMNIFICATION.

          7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement and the Ancillary Agreements shall survive the Closing hereunder, regardless of any investigation made by Purchaser or Sellers. Any claim for indemnification under Section 7 with respect to the representations and warranties contained in this Agreement must be brought within 18 months following the Closing Date in accordance with Section 7.2.3, PROVIDED, HOWEVER, that claims for indemnification with respect to the representations and warranties set forth in (a) Section 2.13 may be brought at any time prior to 30 days following the expiration of the applicable statute of limitations for matters covered by such Sections and (b) Section 2.4 may be brought at any time.

          7.2 INDEMNIFICATION.

          7.2.1 BY THE SELLERS. (a) From and after the Closing, the Sellers, jointly and severally, agree to indemnify and hold harmless the Purchaser and its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the "PURCHASER INDEMNIFIED GROUP"), from and against any demands, claims, actions or causes of action, losses, liabilities, damages, costs and expenses, including without limitation interest, penalties and reasonable fees and expenses of attorneys and other professionals (collectively, "DAMAGES"), incurred or sustained by the Purchaser Indemnified Group resulting from (I) the breach by the Sellers of any covenant set forth in this Agreement, and (II) subject to Section 7.1, the breach by the Sellers of any representation or warranty set forth in this Agreement (without regard to any materiality qualifier (including any Material Adverse Effect qualifier) contained in such representation or warranty).

     (b) The rights of the Purchaser Indemnified Group to indemnification under this Section 7 shall be limited as follows:

          (i) The amount of any Damages incurred by the Purchaser Indemnified Group shall be reduced by the net amount the Purchaser or any of its Affiliates recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser shall use commercially reasonable efforts to effect any such recovery.

          (ii) The Purchaser Indemnified Group shall be entitled to indemnification under clause (ii) of Section 7.2.1(a) only to the extent that the aggregate amount of such Damages (reduced as provided in paragraph
     (b)(i) above) for one or more claims exceeds $825,000, at which point the Sellers will be obligated to indemnify the Purchaser Indemnified Group from and against all such Damages (reduced as provided in paragraph (b)(i) above) in excess of $400,000 and in no event will the Purchaser Indemnified Group be entitled to indemnification under clause (ii) of Section 7.2.1(a) in excess of $12,375,000; PROVIDED that the foregoing threshold, basket and limit shall not apply to indemnification for Damages resulting from breaches of Sections 2.4 or 2.13; and PROVIDED FURTHER that the foregoing threshold and basket shall not apply to indemnification for Damages resulting from any deemed breach of the representations or warranties set forth in Section 2.16 pursuant to Section 4.16(h).

          (iii) The Purchaser Indemnified Group shall not be entitled to indemnification for breaches of:

               (A) representations and warranties in respect of the unaudited financial statements for the years ended December 31, 1996, 1997 and 1998 following delivery of the Audited Financial Statements and after delivery of the Audited Financial Statements the term Financial Statements shall not include the unaudited financial statements for the years ended December 31, 1996, 1997 and 1998;

               (B) Sellers representations and warranties if such breach was a direct result of any act or thing done or omitted to be done at any time after the date of this Agreement at the written request of, with the written approval of or by Purchaser;

               (C) Sellers representations and warranties set forth in Section 2.5(c) if such breach is directly the result of actions taken by Purchaser after the Closing; and

               (D) Sellers covenant in clause (ii) of the second sentence of
          Section 5.1(a) to the extent the Damages from such breach, together with Damages from breaches of all other representations and warranties set forth in this Agreement, do not exceed the threshold and basket set forth in Section 7.2.1(b)(ii) hereof, and then such recovery shall only be to the extent set forth in Section 7.2.1(b)(ii) hereof.


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

     (c) Each Seller hereby agrees that it will not, and will not permit any member of the Seller Indemnified Group (as defined below) in respect of an action brought against such Person by any Seller to, make any claim for indemnification against any member of the Target Company Group by reason of the fact that it or he was a stockholder, director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Purchaser against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

          7.2.2 BY THE PURCHASER. (a) From and after the Closing, the Purchaser agrees to indemnify and hold harmless the Sellers and their respective Affiliates and their respective officers, directors, employees and agents (collectively, the "SELLER INDEMNIFIED GROUP"), from and against any Damages incurred or sustained by the Seller Indemnified Group resulting from (i) the breach by the Purchaser of any covenant set forth in this Agreement, and (ii) subject to Section 7.1, the breach by Purchaser of any representation or warranty set forth in this Agreement (without regard to any materiality qualifier (including any material adverse effect qualifier), contained in any such representation or warranty), PROVIDED that there shall not be any duplicative payments or indemnities by the Purchaser.

     (b) The rights of the Seller Indemnified Group to indemnification under this Section 7 shall be limited as follows:

          (i) The amount of any Damages incurred by the Seller Indemnified Group shall be reduced by the net amount the Sellers or any of its Affiliates recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Sellers shall use commercially reasonable efforts to effect any such recovery.

          (ii) The Seller Indemnified Group shall be entitled to indemnification under clause (ii) of Section 7.2.2(a) only to the extent that the aggregate amount of such Damages (reduced as provided in paragraph (b)(i) above) exceeds $825,000, at which point the Purchaser will be obligated to indemnify the Seller Indemnified Group from and against all such Damages (reduced as provided in paragraph (b)(i) above) in excess of $400,000 and in no event will the Seller Indemnified Group be entitled to indemnification under clause (ii) of Section 7.2.2(a) in excess of $12,375,000.

          7.2.3 INDEMNIFICATION PROCEDURES. A party entitled to indemnification hereunder shall herein be referred to as an "INDEMNITEE." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "INDEMNITOR."

          (a) THIRD PARTY CLAIMS. Within 15 business days after an Indemnitee receives notice


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



of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 7, notify such Indemnitor in writing in reasonable detail of such claim or action, PROVIDED, HOWEVER, that failure to so notify the Indemnitor shall not relieve the Indemnitor of its indemnification obligations hereunder, except to the extent the Indemnitor is actually prejudiced thereby. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action without the consent of the Indemnitee as long as such settlement or compromise (i) does not include the entry of any judgment or provide for injunctive or other non-monetary relief affecting the Indemnitee and (ii) includes as an unconditional term thereof the giving by such plaintiff or claimant of a release from all liability with respect to such claim or litigation; PROVIDED that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under Section 7 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation (although the Indemnitee shall have the right to participate in any defense at its own cost and expense); PROVIDED, HOWEVER, that the Indemnitee shall have the right to employ counsel to represent it at the Indemnitor's expense if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have a material adverse effect on such Indemnitee or (y) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall have the full right to defend against any such claim or demand and shall be entitled to agree to settle, compromise or pay in full such claim or demand without the consent of the Indemnitor. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action. For the purposes of this Agreement, a "BUSINESS DAY" shall be a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          (b) OTHER CLAIMS. Within 20 business days after an Indemnitee obtains knowledge that it has sustained any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor; PROVIDED, HOWEVER, that failure to so notify the Indemnitor shall not relieve the Indemnitor of its indemnification obligations hereunder, except to the extent that the Indemnitor is actually prejudiced thereby. If the Indemnitor does not notify the Indemnitee within 30 calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Section 7, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Section 7 and the Indemnitor shall


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



pay the amount of such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 8.15.

          7.2.4 TAX TREATMENT OF INDEMNITY PAYMENT. Each of the Sellers, on the one hand, and the Purchaser, on the other hand, agrees to treat any payment made pursuant to Section 7.2 or Section 4.4 as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by law.

          8. GENERAL PROVISIONS.

          8.1 MODIFICATION; WAIVER. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

          8.2 ENTIRE AGREEMENT. This Agreement, including the Schedules hereto (which are hereby incorporated by reference and made a part hereof), and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and thereto and their respective affiliates, representatives and agents in respect of the subject matter hereof and thereof, except that this Agreement and the Ancillary Agreements do not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm, except that nothing in the Confidentiality Agreement shall prevent the Purchaser from disclosing information regarding the Target Company Group following the Closing.

          8.3 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION PROVISION; RELATIONSHIP BETWEEN THE PARTIES. It is the explicit intent and understanding of each of the parties hereto that none of such parties or any of their respective Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Section 2 and 3 and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth in such sections and in the Ancillary Agreements. The indemnity provided for in Section 7 shall be the sole and exclusive monetary remedy of the Purchaser and the Sellers after the Closing for any inaccuracy of any representation or warranty of the Sellers or the Purchaser, as the case may be, or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Sellers or the Purchaser, as the case may be, pursuant to this Agreement and the Ancillary Agreements or otherwise arising out of Purchaser's purchase of the Shares, PROVIDED, HOWEVER, that the foregoing shall not (i) prevent Purchaser or Sellers from bringing an action for fraud or (ii) apply to Sellers' or Purchaser's obligations under Section 4.4.


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



The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. The Purchaser acknowledges that it is a sophisticated investor and that it has only a contractual relationship with the Sellers, based solely on the terms of this Agreement and that there is no special relationship of trust or reliance between the Purchaser and any Seller. Notwithstanding anything herein to the contrary, no investigation by or on behalf of Purchaser into the business, operations, prospects, assets or condition (financial or otherwise) of the Target Company Group shall diminish in any way the effect of any representations or warranties made by the Sellers in this Agreement or the Ancillary Agreements or shall relieve any Seller of any of its obligations under this Agreement or the Ancillary Agreements.

          8.4 NO ADDITIONAL RIGHTS OR REMEDIES UNDER CERTAIN AGREEMENTS. Bowthorpe plc and the Purchaser hereby agree, on their own behalf and on behalf of each other Seller and each Subsidiary Purchaser, respectively, that, notwithstanding any provision to the contrary in any Local Purchase Agreement, the Target Asset Purchase Agreement or any applicable law, statute, rule or regulation, the legal or equitable contractual rights or remedies that any of the Sellers on the one hand, or any of the Purchasers, on the other hand, may have in respect of any breach or violation by the other of any of its representations, warranties, obligations, covenants or agreements under this Agreement or any of the Local Purchase Agreements or the Target Asset Purchase Agreement shall be limited to the rights and remedies under this Agreement and hereby waive, on their behalf and on behalf of each other Seller and each Subsidiary Purchaser, respectively, any additional rights or remedies they may otherwise have under any Local Purchase Agreement, the Target Asset Purchase Agreement or any applicable law, statute, rule or regulation. For the avoidance of doubt and without limiting the generality of the foregoing, the provisions of
Section 7 shall be the sole monetary remedy for breaches of any of the provisions of this Agreement or any of the Local Purchase Agreements or the Target Asset Purchase Agreement, and the provisions of Sections 8.13-8.16 shall govern any disputes between any of the parties to this Agreement or any of the Local Purchase Agreements or the Target Asset Purchase Agreement. In the event that, notwithstanding the foregoing provisions of this Section 8.4, any Seller or the Purchaser or any Subsidiary Purchaser asserts any rights or remedies it alleges it has under any Local Purchase Agreement, the Target Asset Purchase Agreement or any applicable law, statute, rule or regulation, Bowthorpe plc and the Purchaser hereby agree to indemnify and hold each other and each other's Affiliates harmless against any Damages arising out of such assertions of any Seller or the Purchaser or any Subsidiary Purchaser, respectively.

          8.5 TERMINATION. (a) Notwithstanding anything contained herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (i) by mutual written consent of the Sellers and the Purchaser;

               (ii) by any party hereto, if the Closing does not occur on or prior to January 23, 2000;

               (iii) by the Purchaser by written notice to the Sellers Representative if (A) any


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



          of the conditions set forth in Sections 6.2 or 6.4 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on January 23, 2000 or
          (B) the operating profit before head office charges and extraordinary items (as defined in GAAP) for the Target Company Group for the year ended December 31, 1998 shown in the Audited Financial Statements is more than five percent (5%) lower than the operating profit before head office charges for the Target Company Group for such period shown in the unaudited Financial Statements delivered pursuant to Section 2.5; or

               (iv) by Sellers by written notice to the Purchaser if (A) any of the conditions set forth in Sections 6.2 or 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on January 23, 2000 or (B) the operating profit before head office charges and extraordinary items (as defined in GAAP) for the Target Company Group for the year ended December 31, 1998 shown in the Audited Financial Statements is more than five percent (5%) higher than the operating profit before head office charges for the Target Company Group for such period shown in the unaudited Financial Statements delivered pursuant to Section 2.5;

PROVIDED, HOWEVER, that the party seeking termination pursuant to the foregoing clauses (ii), (iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, other than the representations and warranties set forth in Section
2.5 with respect to the unaudited Financial Statements for the years ended December 31, 1996, 1997 and 1998 if Sellers terminate pursuant to subclause (B) of clause (iv) above.

          (b) In the event of termination by the Sellers, on the one hand, or the Purchaser, on the other hand, pursuant to this Section 8.5, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) the Purchaser shall return to the Sellers all documents and other materials received from the Sellers, their Affiliates or their agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

               (ii) all confidential information received by the Purchaser with respect to the Sellers and their Affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated as provided in this Section 8.5, this Agreement shall become null and void and of no further force or effect, except for the Confidentiality Agreement, Section 4.5 relating to publicity and
Section 8.6 relating to certain expenses; PROVIDED that nothing in this Section
8.5 shall be deemed to release the Sellers, on the one hand, or the Purchaser, on the other hand, from any liability for any breach by any of the Sellers or the Purchaser, as the case may be, of the terms and provisions of this Agreement or to impair the right of any party to compel specific


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



performance by any of the Sellers or the Purchaser, as the case may be, of their respective obligations under this Agreement.

          8.6 EXPENSES. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement and the Ancillary Agreements.

          8.7 FURTHER ACTIONS. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

          8.8 POST-CLOSING ACCESS. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall (and shall cause its Affiliates to), upon the reasonable request of the Sellers, permit the Sellers and their representatives full access at all reasonable times to the books and records of each member of the Target Company Group which shall have been transferred to the Purchaser, and the Purchaser shall execute (and shall cause each member of the Target Company Group to execute) such documents as the Sellers may reasonably request to enable the Sellers to file any required reports or Returns relating to such member. Subject to Section 4.4.8 of this Agreement, the Purchaser may dispose of such books and records at any time, PROVIDED that for the six-year period beginning with the Closing Date, the Purchaser shall give 30 days' prior written notice of any such destruction to the Sellers, and the Sellers shall have the right to take possession of such books and records within 60 days at no expense to the Purchaser.

          8.9 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

          if to any of the Sellers, to such Seller:

                c/o Bowthorpe plc
                Gatwick Road
                Crawley, West Sussex
                RH102RZ, United Kingdom
                Fax Number: 011-44-129-351-0927
                Attention: Company Secretary



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



          with a copy to (which shall not constitute notice):

                 Debevoise & Plimpton
                 875 Third Avenue
                 New York, New York  10022
                 Fax Number:  (212) 909-6836
                 Attention: Robert Quaintance, Esq.

          if to the Purchaser:

                 Aavid Thermal Technologies, Inc.
                 One Eagle Square
                 Suite 509
                 Concord, New Hampshire 03301
                 Fax Number: (603) 224-6673
                 Attention: Ronald F. Borelli, Chairman and
                              Chief Executive Officer

          with copies to (which shall not constitute notice):

                 Aavid Thermal Technologies, Inc.
                 One Eagle Square
                 Suite 509
                 Concord, New Hampshire 03301
                 Fax Number: (603) 224-6673
                 Attention: John Mitchell, Esq., Vice President and
                              General Counsel

                 Fulbright & Jaworski L.L.P.
                 666 Fifth Avenue
                 New York, New York 10103-3198
                 Fax Number: (212) 752-5958
                 Attention: Paul Jacobs, Esq.

or to such other address or fax number or to such other person as either party hereto shall have last designated by notice to the other party.

          8.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any of the Sellers, on the one hand, or the Purchaser, on the other hand, without the prior written consent of the Sellers or the Purchaser, as the case may be, and any purported assignment or other transfer without such consent shall be void and unenforceable; PROVIDED that no such consent shall be required for the Purchaser (I) to assign all or any part of its rights and obligations under this Agreement to one or more of its Affiliates, PROVIDED that no such assignment shall relieve the Purchaser of its obligations hereunder and each such assignee shall execute and deliver to the Sellers an assumption agreement in form and substance reasonably satisfactory to the Sellers pursuant to which such assignee becomes jointly and severally obligated hereunder with the Purchaser or (II) to grant a security interest in its rights hereunder to CIBC or any other financial institution extending credit to Purchaser and its Affiliates and for the enforcement of all rights and remedies in connection herewith.

          8.11 NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

          8.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

          8.13 INTERPRETATION. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. As used in this Agreement, the term "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an association, an unincorporated organization or any other entity or organization, including a government or any department or agency thereof. Any references to the knowledge of any Seller or any Seller's knowledge or any similar formulation shall mean the actual knowledge of each of Greg Shaw, Carl Sheffer, Richard Atkinson, Robin Johnson, Gary Boldry, Raul Herrera Trevino, C.L. Wu, Derek Ma, Luca Rossi, Irene Ortzi, K.H. Tan, Peter Maier, Klaus Elsasser, Adrian Girling and Robert McEwan, in each case after due inquiry, including inquiry of other officers and employees of the Sellers and the Target Company Group responsible for the relevant matter. References herein to a particular schedule shall be deemed to refer to the versions of such schedule relating to each jurisdiction, and general disclosure relating to the Target Company Group as a whole contained in one Schedule shall be deemed to apply to all Schedules. The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by any Seller or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement or that such matter is required to be disclosed or that the existence of such would if not disclosed constitute a breach or violation of this Agreement. However, no disclosure in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the
Schedule identifies and describes the exception with such detail as would allow a reasonable person to understand what exception is being taken. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

          8.14 GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

          8.15 CONSENT TO JURISDICTION, ETC. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          8.16 WAIVER OF JURY TRIAL. (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          (b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.16.



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



          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                        BOWTHORPE PLC


                                        By: /s/ Nicholas Brookes
                                           ----------------------------------
                                        Name  Nicholas Brookes
                                        Title  Chief Executive Officer


                                        BOWTHORPE B.V.


                                        By: /s/ Paul Eardley
                                           ----------------------------------
                                        Name  Paul Eardley
                                        Title Duly Authorized Attorney


                                        BOWTHORPE INTERNATIONAL INC.


                                        By: /s/ Frank V. Pizzi
                                           ----------------------------------
                                        Name  Frank V. Pizzi
                                        Title Assistant Secretary


                                        BOWTHORPE GMBH


                                        By: /s/ Paul Eardley
                                           ----------------------------------
                                        Name Paul Eardley
                                        Title  Duly Authorized Attorney


                                        AAVID THERMAL TECHNOLOGIES, INC.


                                        By: /s/ Ronald L. Borelli
                                           ----------------------------------
                                        Name Ronald L. Borelli
                                        Title Chief Executive Officer



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